EXHIBIT 10.12

Execution Version

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SUMMIT PERMIAN TRANSMISSION HOLDCO, LLC

a Delaware Limited Liability Company

Dated as of December 24, 2019

Limited liability company interests in Summit Permian Transmission Holdco, LLC, a Delaware limited liability company, have not been registered with or qualified by the Securities and Exchange Commission or any securities regulatory authority of any state.  The interests are being sold in reliance upon exemptions from such registration or qualification requirements.  The interests cannot be sold, transferred, assigned or otherwise disposed of except in compliance with the restrictions on transferability contained in this Amended and Restated Limited Liability Company Agreement of Summit Permian Transmission Holdco, LLC, as such may be amended or restated from time to time, and applicable federal and state securities laws.

TABLE OF CONTENTS

Page

Article I DEFINITIONS	1
Section 1.1	Certain Definitions1
Section 1.2	Construction23
Article II ORGANIZATION	24
Section 2.1	Continuation of the Company24
Section 2.2	Name24
Section 2.3	Registered Office; Registered Agent24
Section 2.4	Principal Office24
Section 2.5	Purpose; Powers24
Section 2.6	Fiscal Year; Fiscal Quarter25
Section 2.7	Foreign Qualification Governmental Filings25
Section 2.8	Term25
Article III MEMBERS; DISPOSITIONS	25
Section 3.1	Members25
Section 3.2	Restrictions on the Transfer of Units26
Section 3.3	Issuance of Units; Additional Members27
Section 3.4	Liability to Third Parties27
Section 3.5	Rights and Obligations of Transferee27
Section 3.6	Responsibilities of the Members27
Section 3.7	Representations and Warranties of the Members28
Section 3.8	Member Action29
Article IV INTERESTS; CAPITAL CONTRIBUTIONS	30
Section 4.1	Interests30
Section 4.2	Effective Date Transactions; Subsequent Closing30
Section 4.3	Additional Capital Contributions by Series A Preferred Members30
Section 4.4	Failure to Contribute31
Section 4.5	Accordion Feature32
Section 4.6	Capital Accounts33
Section 4.7	Withdrawal or Return of Capital33
Section 4.8	Redemption34
Section 4.9	Remedial Sale35
Section 4.10	Undrawn Commitment Amount37
Article V DISTRIBUTIONS AND ALLOCATIONS	37
Section 5.1	Distributions37
Section 5.2	Tax Distributions39
Section 5.3	Allocations40
Section 5.4	Withholding45

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Article VI MANAGEMENT	45
Section 6.1	Management45
Section 6.2	Board46
Section 6.3	Officers48
Section 6.4	Waiver of Fiduciary Duties; Indemnification; Limitation of Liability49
Section 6.5	Company as Indemnitor of First Resort51
Section 6.6	Other Activities52
Section 6.7	No Recourse Against Nonparty Affiliates53
Section 6.8	Preferred Approvals53
Section 6.9	Financial Covenant58
Article VII RIGHTS OF MEMBERS; CONFIDENTIALITY	59
Section 7.1	Access to Information; Inspection Rights59
Section 7.2	Financial Reports; Information59
Section 7.3	Confidentiality60
Article VIII TAXES	60
Section 8.1	Tax Returns60
Section 8.2	Tax Elections61
Section 8.3	Company Representative61
Article IX BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS	62
Section 9.1	Maintenance of Books and Records62
Section 9.2	Reports62
Section 9.3	Bank Accounts62
Article X DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION	63
Section 10.1	Dissolution63
Section 10.2	Liquidation and Termination63
Section 10.3	Cancellation of Filing64
Section 10.4	Survival64
Article XI GENERAL PROVISIONS	64
Section 11.1	Offset64
Section 11.2	Notices64
Section 11.3	Entire Agreement; Supersedure65
Section 11.4	Effect of Waiver or Consent65
Section 11.5	Amendment or Modification65
Section 11.6	Survivability of Terms66
Section 11.7	Binding Effect66
Section 11.8	Governing Law; Severability66
Section 11.9	Consent to Jurisdiction; Waiver of Jury Trial66
Section 11.10	Specific Performance67
Section 11.11	Further Assurances67
Section 11.12	Waiver of Certain Rights67

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Section 11.13	Title to Company Property67
Section 11.14	Counterparts67
Section 11.15	Electronic Transmissions67
Section 11.16	Legal Counsel68
Section 11.17	Special Purpose Entity68

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AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SUMMIT PERMIAN TRANSMISSION HOLDCO, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of SUMMIT PERMIAN TRANSMISSION HOLDCO, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of December 24, 2019 (the “Effective Date”) by and among the Common Unit Member (as defined below), the Series A Preferred Members (as defined below) that are designated as such on the signature pages of this Agreement and, solely for purposes of Sections 3.6(a), 4.9 and 11.17, Summit Parent (as defined below).  Capitalized terms used in this Agreement without definition have the meanings ascribed to such terms in Section 1.1.  The Company and the Members are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.”

RECITALS

WHEREAS, the Company was formed under the Laws of the State of Delaware by filing a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on December 17, 2019;

WHEREAS, Summit Member, as the sole member of the Company, entered into the Limited Liability Company Agreement of the Company dated as of December 17, 2019 (the “Initial Agreement”);

WHEREAS, on the Effective Date, the Company entered into a Preferred Unit Purchase Agreement with the Series A Preferred Members (the “Preferred Purchase Agreement”) to issue the Series A Preferred Units to the Series A Preferred Members; and

WHEREAS, in connection with the transactions contemplated by the Preferred Purchase Agreement, on the Effective Date, Summit Member and the Series A Preferred Members desire to effect the amendment and restatement of the Company’s Initial Agreement in its entirety to (a) provide for the Series A Preferred Units as a new class of preferred securities, (b) provide for the admission of new Members, (c) establish and set forth the Members’ agreement with respect to certain rights and obligations associated with the ownership of Units and (d) provide for such other changes as the Members have determined are necessary and appropriate in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

Article I
DEFINITIONS

Section 1.1Certain Definitions

.  As used in this Agreement, the following terms have the following meanings:

“Accordion Amount” means $60,000,000.

“Accordion Capital Call” has the meaning set forth in Section 4.5(a).

“Accordion Units” has the meaning set forth in Section 4.5(a).

“Act” means the Delaware Limited Liability Company Act and any successor statute.

“Additional Funding Request” has the meaning given to it in the Preferred Purchase Agreement.

“Adjusted Capital Account” means, with respect to any Holder, the balance, if any, in such Holder’s Capital Account as of the end of the relevant Tax Year or other period, after giving effect to the following adjustments:

(a)add to such Capital Account any amounts which such Holder is obligated to restore in accordance with this Agreement or is deemed to be obligated to restore to the Company in accordance with Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)subtract from such Capital Account such Holder’s share of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adoption Agreement” means the Adoption Agreement substantially in the form of Exhibit D.

“Affiliate” means, with respect to a specified Person, any other Person, that, directly or indirectly Controls, is Controlled by or under common Control with, such Person.  Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, with respect to any Person holding Series A Preferred Units that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Person or by an Affiliate of such investment advisor, shall be considered Controlled by, and an Affiliate of, such first Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Available Cash” means, with respect to any fiscal quarter of the Company ending prior to the occurrence of a Dissolution Event or a Trigger Event, (a) all cash and cash equivalents of the Company on hand at the end of such fiscal quarter (excluding any Specified Exxon Proceeds or any proceeds resulting from any Permitted Summit Operating Sell-Down, in each case, that have been distributed to or otherwise received by the Company), less (b) the amount of any cash reserves established by the Board in Good Faith to (i) provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for general and administrative expenses, capital expenditures, capital calls, taxes, investments and debt service costs), (ii) comply with applicable

Law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject and (iii) provide funds necessary to make Series A Preferred Distributions in accordance with Section 5.1(c); provided that such cash reserves shall not equal less than the forthcoming three months of anticipated capital calls that are expected to be made by Permian Transmission to fund its capital commitment obligations to Double E (excluding any capital commitment obligations to fund “Expansion Opportunities” (as such term is defined in the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto)) (including “Expansion Opportunities” that are “Special Construction Projects” (as such term is defined in the Double E LLC Agreement) solely to the extent that Permian Transmission is the “Participating Member” (as such term is defined in the Double E LLC Agreement) in accordance with the terms of the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto)) that are able to be satisfied through cash reserves then available at Double E or through debt or equity financing that is permitted pursuant to this Agreement and the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto) and is, as of the relevant time of determination, available pursuant to binding contractual commitments that are enforceable by Double E) without Preferred Approval.  Notwithstanding the foregoing, “Available Cash” shall equal zero with respect to the fiscal quarter (and all fiscal quarters thereafter) in which a Dissolution Event or a Trigger Event occurs (unless and until the applicable Trigger Event is cured, if applicable, or as otherwise determined by the Series A Preferred Members with Preferred Approval).

“Baker Botts” has the meaning set forth in Section 11.16(b).

“Bankruptcy Event” means, with respect to any Person:

(a)such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, consents or acquiesces by answer or otherwise to the filing against it of a petition for relief, reorganization, rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar Law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Entity of insolvency or pending insolvency or (vii) takes corporate action for the purpose of any of the foregoing;

(b)(i) a court or other Governmental Entity of competent jurisdiction enters an order (A) appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (B) constituting an order for relief or approving a petition for relief, reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency Law of any jurisdiction or (C) ordering the dissolution, winding-up or liquidation of such Person or (ii) a petition or involuntary case with respect to any of the foregoing is filed or commenced against such Person;

(c)such Person enters into a definitive restructuring support agreement or other agreement with creditors to restructure, reorganize or market itself or its assets through a bankruptcy process;

(d)such Person is in any (i) default with respect to the timely payment of principal or interest or any “event of default” or analogous concept with respect to such Person’s indebtedness for borrowed money (or other Funded Indebtedness) or (ii) other material, continuing breach or default of any covenant or other term or condition of such Person’s indebtedness for borrowed money (or other Funded Indebtedness), provided, in the case of clause (ii), that such breach or default has not been cured (if such breach or default is capable of cure or remedy) within any applicable cure period under the terms of such indebtedness and has not matured into an “event of default” or analogous concept with respect to such indebtedness; or

(e)such Person enters into a forbearance agreement with the applicable creditors with respect to any of such Person’s indebtedness for borrowed money (or other Funded Indebtedness).

“Base Return” means, with respect to each issued and outstanding Series A Preferred Unit as of the applicable date of determination, an amount equal to the greater of: (a) an amount sufficient to cause the ROI of such Series A Preferred Unit to be ____; and (b) an amount sufficient to cause the IRR of such Series A Preferred Unit to be ____%; plus, in the case of each of foregoing clauses (a) and (b), to the extent any Series A Preferred Distributions arrearages are owed in respect of such Series A Preferred Units of such date of determination, the portion of such arrearages attributable to the Step-Up Rate.  Notwithstanding anything to the contrary in this Agreement, in no event shall any calculation of the Base Return (or the calculations of ROI and IRR used therein) take into account (y) any expenses of the Series A Preferred Members reimbursed by the Company or paid as an indemnity or as damages pursuant to the Preferred Purchase Agreement or any of the Other Transaction Documents or (z) any Undrawn Commitment Amount (or corresponding Undrawn Commitment Units), Transaction Amount or Structuring Amount.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” has the meaning set forth in Section 6.1.

“Board Observer” has the meaning set forth in Section 6.2(o).

“Business” has the meaning set forth in Section 2.5.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are authorized or obligated by Law to close.

“C&M Agreement” means the Construction Management Agreement, by and between Summit Member and Double E, dated as of June 26, 2019.

“Capital Account” means the Capital Account maintained for each Holder on the Company’s books and records in accordance with the following provisions:

(a)To each Holder’s Capital Account there will be added (i) the amount of cash and the Gross Asset Value of any other asset contributed by such Holder to the Company pursuant to any provision of this Agreement, (ii) such Holder’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Holder pursuant to Section 5.3(a) and Section 5.3(b) or other provisions of this Agreement and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv).

(b)From each Holder’s Capital Account there will be subtracted (i) the amount of cash and the Gross Asset Value of any other Company assets distributed to such Holder pursuant to any provision of this Agreement, (ii) such Holder’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Holder pursuant to Section 5.3(a) and Section 5.3(b) or other provisions of this Agreement, (iii)  liabilities of such Holder assumed by the Company or which are secured by any property contributed by such Holder to the Company and (iv) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv).

(c)In the event any Unit is Transferred (other than by pledge of, or grant of a security interest in, such Interest) in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Unit that is Transferred in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

(d)Determination of the amount of any liability for purposes of subparagraphs (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations while giving as much effect to the provisions of this Agreement as possible.

“Capital Contribution” means, with respect to any Member, as of any time of determination, (a) the amount of money contributed or, to the extent provided in this Agreement, deemed contributed to the Company and (b) the Fair Market Value of any Property (other than money) contributed to the Company, in each case by such Member as of the time in question.

“Capital Stock” means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (excluding debt securities convertible into or exchangeable for Capital Stock, prior to such conversion).

“Certificate” has the meaning set forth in the recitals.

“Change of Control” means the occurrence of one or more of the following events:

(a)the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company, Permian Transmission or Double E, taken as a whole, to any Person or Persons;

(b)the adoption of a plan relating to the liquidation or dissolution of the Company, Permian Transmission or Double E;

(c)the consummation of any sale, transfer, conveyance or other transaction (including any merger, consolidation or other business combination) the result of which is that any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act) that was not previously the Beneficial Owner of Capital Stock of the Company representing more than 50% of the aggregate ordinary voting power and more than 50% of the rights to distributions upon the liquidation, dissolution or winding up of the Company to which holders of Units (other than Series A Preferred Units) would be entitled if the assets of the Company had been sold for their Fair Market Value and the resulting proceeds distributed (after satisfying all debts and other liabilities and obligations of the Company) in a complete liquidation of the Company becomes the Beneficial Owner, directly or indirectly, of Capital Stock of the Company representing more than 50% of the aggregate ordinary voting power or more than 50% of the rights to distributions upon the liquidation, dissolution or winding up of the Company to which holders of Units (other than Series A Preferred Units) would be entitled if the assets of the Company had been sold for their Fair Market Value and the resulting proceeds distributed (after satisfying all debts and other liabilities and obligations of the Company) in a complete liquidation of the Company; provided, that for purposes of this clause (c), a “person” or “group” shall include, in connection with a direct merger or other business combination of any Entity with a class of securities traded on a national or regional securities exchange with the Company, the shareholders of such publicly traded Entity with whom the Company merges or that become equityholders of the Company in connection with such transaction;

(d)the consummation of any tender offer, merger, recapitalization, consolidation or business combination, or reorganization or other transaction, or series of such transactions, involving the Company, Permian Transmission or Double E and any other Person or group of Persons; or

(e)the consummation of any transaction, or series of related transactions, involving the Company, Permian Transmission or Double E and any other Person or group of Persons whereby the Company directly or indirectly Transfers beneficial ownership of any Capital Stock in Double E to any Person other than the Company or a wholly-owned Subsidiary of the Company.

(f)Notwithstanding the foregoing clauses (a) through (e), a “Change of Control” shall not be deemed to occur as a result of (i) a Permitted Summit Operating Sell-Down or (ii) a Permitted Summit HoldCo Sell-Down.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Commitment” means, with respect to each Series A Preferred Member, the amount set forth next to such Series A Preferred Member’s name on Exhibit A.

“Common Unit” means a limited liability company interest in the Company referred to in this Agreement as a “Common Unit”.

“Common Unit Member” means any Member owning Common Units and identified as a Common Unit Member on Exhibit A, as such may be amended from time to time by the Board pursuant to this Agreement.

“Common Unit Sharing Percentage” means, as to any Holder of Common Units, as of the time of determination, the percentage obtained by dividing the number of Common Units held by such Holder by the total number of issued and outstanding Common Units held by all of the Holders at the time in question.

“Company” has the meaning specified therefor in the introductory paragraph.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company Representative” has the meaning assigned to the term “partnership representative” in Code Section 6223 and any Treasury Regulations (and any analogous provision of state or local Law).

“Competitor” means (a) any Entity that has substantial experience in the natural gas gathering, processing or transmission business in the United States and (b) any private equity fund that has any equity position in, or Controls, any Person that owns or operates FERC-regulated interstate natural gas pipeline transportation assets located in the Permian or Delaware Basins.

“Contracting Parties” has the meaning set forth in Section 6.7.

“Control” (including the terms “Controlling” and “Controlled”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 6.6.

“Cumulative Assumed Tax Liability” means, with respect to any Member as of any Fiscal Year, the product of (a) the U.S. federal taxable income (other than taxable income incurred in connection with the receipt of a guaranteed payment for services by such Member, but expressly including a guaranteed payment for the use of capital) allocated by the Company to such Member, and taxable income allocated to any Member pursuant to Section 5.3, in such Fiscal Year and all prior Fiscal Years less the U.S. federal taxable loss allocated by the Company to such Member in such Fiscal Year and all prior Fiscal Years (but assuming that the allocated taxable loss from prior Fiscal Years taken into account for purposes of this calculation shall not exceed 80% of taxable income allocated by the Company to such Member in such Fiscal Year or such other limitation as set forth in Section 172(a)(2) of the Code or any similar successor provision), multiplied by (b) the highest applicable U.S. federal, state and local income tax rate (including the tax rate imposed on “net investment income” by Code Section 1411 to the extent applicable to the taxable income allocated to such Member) applicable to an individual (or, if higher, a corporation) resident in San Francisco, California (for the avoidance of doubt, regardless of the actual rate applicable to such Member) taking into account (i) the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.) during each applicable Fiscal Year and (ii) any adjustment to such Member’s taxable income attributable to its direct or indirect ownership of the Company and its Subsidiaries as a result of any tax examination, audit or adjustment with respect to any period or portion thereof.  For the avoidance of doubt, the term “Cumulative Assumed Tax Liability” shall not take into account any impact of (i) Code Section 199A or (ii) the deductibility of state and local taxes for U.S. federal income tax purposes for so long as such deductions are limited under Code Section 164. When the Cumulative Assumed Tax Liability must be calculated in advance of a Tax Distribution Date, it shall be calculated as of the last day of the most recent fiscal quarter as if such day constituted the end of a taxable year.

“D&O Insurance” has the meaning set forth in Section 6.4(j).

“Default Amount” has the meaning set forth in Section 4.4(a).

“Defaulting Preferred Member” has the meaning set forth in Section 4.4(a).

“Depreciation” means, for each Tax Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Tax Year or other period, except that (a) with respect to any property the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Tax Year or other period will be the amount of book basis recovered for such Tax Year or other period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) and (b) with respect to any other property the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Tax Year or other period, Depreciation for such Tax Year or other period will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Tax Year or other period bears to such beginning adjusted tax basis.  Notwithstanding the foregoing, if the federal income tax depreciation, amortization or other cost recovery deduction for such Tax Year or other period is zero, then for the purposes of clause (a) of the preceding sentence Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Development Budget” has the meaning set forth in the C&M Agreement.

“Director” has the meaning set forth in Section 6.1.

“Dissolution Event” has the meaning set forth in Section 10.1.

“Double E” means Double E Pipeline, LLC, a Delaware limited liability company.

“Double E LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Double E, dated as of June 26, 2019.

“Double E Pipeline” means the pipeline and any laterals, interconnections, meter stations, and any related pipeline assets contemplated by the Project Execution Plan (as defined in the C&M Agreement) originating in the northern Delaware Basin in Eddy County, New Mexico and terminating at Waha, Reeves and Pecos Counties, Texas; provided, that “Double E Pipeline” shall also include any Construction Opportunities (as defined in the Double E LLC Agreement) and Special Construction Projects (as defined in the Double E LLC Agreement) placed in-service.

“ECP” means Energy Capital Partners III, LP and Energy Capital Partners IV, LP and each of their affiliated funds and investment vehicles that are Controlled by ECP ControlCo, LLC or the investment committee of Energy Capital Partners III, LP or Energy Capital Partners IV, LP.

“ECP Commitment Letter” means an equity commitment letter, in form and substance acceptable to TES Member, (a) issued by a private equity fund or similar investment fund Controlled by ECP ControlCo, LLC or the investment committee of Energy Capital Partners III, LP or Energy Capital Partners IV, LP that has reserved (solely for the purposes of guaranteeing the Company’s obligations under Section 4.8(a)) ECP Creditworthy LP Commitments from limited partners in such fund in an amount necessary to guarantee all obligations of the Company from time to time owing pursuant to Section 4.8(a) and (b) which TES Member is entitled enforce directly against the issuer as a party thereto.

“ECP Creditworthy LP Commitments” means uncalled capital commitments from limited partners in a private equity fund or similar investment fund to the extent such commitments would reasonably be expected to be given credit by a Major Commercial Bank in the determination of the fund’s borrowing base under a customary subscription-secured credit facility provided to such fund by a Major Commercial Bank (i.e., if a limited partner has made a $__ commitment, but a Major Commercial Bank would only provide $__ of borrowing base capacity in respect of such commitment, then such commitment would constitute $__ of ECP Creditworthy LP Commitments).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Enforceability Exceptions” means (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (b) any legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or at Law or under applicable legal codes).

“Entity” means any corporation, limited liability company, general partnership, limited partnership, venture, trust, business trust, unincorporated association, estate or other entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exxon” has the meaning ascribed to the term “Exxon Member” in the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto).

“Exxon Consent” has the meaning set forth in the Preferred Purchase Agreement.

“Fair Market Value” means, with respect to Property (other than cash), the fair market value of such Property as determined in Good Faith by the Board, with Preferred Approval (not to be unreasonably withheld, conditioned or delayed) unless otherwise specified in this Agreement or in one of the Other Transaction Documents, as applicable.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” means FERC’s issuance of a certificate under Section 7(c) of the Natural Gas Act of 1938 in respect of the Application of Double E Pipeline, LLC for Certificate of Public Convenience and Necessity and Related Authorizations, FERC Docket No. CP19-495-000, dated July 31, 2019.

“Fiscal Year” has the meaning set forth in Section 2.6.

“Funded Indebtedness” means, as to any Person, without duplication, all indebtedness of such Person for borrowed money, all obligations of such Person evidenced by bonds (other than performance, surety or similar bonds), debentures, notes or similar debt instruments, all obligations in respect of letters of credit of such Person, and all guarantees by such Person of Funded Indebtedness of other Persons, in each case determined in accordance with GAAP, provided that for the avoidance of doubt, lease obligations and other similar arrangements of Double E conveying the right to use (whether in effect as of the date of this Agreement or thereafter incurred) that are required to be classified under GAAP as a liability (including pursuant to Accounting Standards Update, Leases (Topic 842)) will be excluded from Funded Indebtedness.

“Funding Termination Date” means the earlier of (a) December 31, 2021 and (b) the date on which Remaining Accordion Amount equals $0.00.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Good Faith” means the Director or Directors making a determination or taking or declining to take an action have the subjective belief that the determination or other action or inaction is in the best interests of the Company and its Subsidiaries.

“Governmental Entity” means any (a) national, state, county, tribal, municipal or local government (whether domestic or foreign) and any political subdivision thereof, (b) court or administrative tribunal, (c) other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority or state public utility commission, or any comparable authority) and (d) non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)the initial Gross Asset Value of any asset (other than cash) contributed by a Holder to the Company is the Fair Market Value of such asset.

(b)the Gross Asset Value of all Company assets immediately prior to the occurrence of any event described in subparagraphs (i) through (v) below may be adjusted to equal their respective Fair Market Values, as of the following times:

(i)the acquisition of an additional Interest in the Company by a new or existing Holder in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Holders in the Company;

(ii)the distribution by the Company to a Holder of more than a de minimis amount of Company assets as consideration for an Interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Holders in the Company;

(iii)the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(iv)the grant of an Interest in the Company (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Holder acting in his capacity as a Holder, or by a new Holder acting in his capacity as a Holder or in anticipation of becoming a Member of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company; and

(v)at such other times as the Board may reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(c)the Gross Asset Value of any Company asset distributed to a Holder shall be the Fair Market Value of such asset (taking Code Section 7701(g) into account) on the date of distribution.

(d)the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), except that Gross Asset Values will not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

“Holder” or “Holder of Units” means a Person holding Units at any given time.

“In Effect” means, with respect to the Summit Parent Guarantee, that the Termination Date (as defined in the Summit Parent Guarantee) has not yet occurred or the Termination Date has occurred but the Gap Period (as defined in the Summit Parent Guarantee) is continuing and has not yet expired by its terms.

“In-Service Date” means the date that the Double E Pipeline and related facilities are completed and ready for firm transportation service.

“Indemnified Losses” has the meaning set forth in Section 6.4(e).

“Indemnitee” has the meaning set forth in Section 6.4(e).

“Initial Agreement” has the meaning set forth in the recitals.

“Initial Contribution Amount” means, with respect to each Series A Preferred Member, the amount set forth next to such Series A Preferred Member’s name on Exhibit A.

“Initial Public Offering” means the initial firm commitment underwritten offering of equity securities of the Company, any successor entity to or any Subsidiary of the Company or any parent of the Company created for the purpose of conducting an Initial Public Offering, in each case to the public pursuant to an effective registration statement under the Securities Act.

“Initiating Member” has the meaning set forth in Section 4.9(a).

“Interest” means the limited liability company interest of a Holder at any particular time.

“Interest Rate” means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by JPMorgan Chase Bank (or its successor) from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate and (b) the maximum rate permitted by applicable Law.

“IRR” means with respect to any issued and outstanding Series A Preferred Unit, as of any time of determination, the actual internal annual pre-tax rate of return, compounded quarterly, on the Series A Preferred Issue Amount, only as a result of cash distributions paid on such Series A Preferred Unit pursuant to this Agreement; provided, for the avoidance of doubt, that the return on any portion of the PIK Units shall be calculated from the first day of the fiscal quarter immediately following the fiscal quarter in respect of which such portion of the PIK Units were issued.  IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR determined by the Board with the consent of the Series A Preferred Members, such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary in this Agreement, in no event shall any calculation of IRR take into account (y) any expenses of the

Series A Preferred Members reimbursed by the Company or paid as an indemnity or as damages pursuant to the Preferred Purchase Agreement or any of the Other Transaction Documents or (z) any Undrawn Commitment Amount (or corresponding Undrawn Commitment Units), Transaction Amount or Structuring Amount.

“Kirkland” has the meaning set forth in Section 11.16(a).

“Law” means any statute, law (including common law), rule, ordinance, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity.

“Leverage Ratio” means, as of any time of determination, an amount equal to the quotient of (a)(i) the then-outstanding aggregate amount of Funded Indebtedness (including principal and interest accrued thereon) of the Company and its Subsidiaries plus (ii) an amount equal to the aggregate Base Return for all issued and outstanding Series A Preferred Units, divided by (b) LTM EBITDA.

“Lien” means any lien, mortgage, security interest, pledge, charge, encumbrance, hypothecation or deposit arrangement or other arrangement having the practical effect of any of the foregoing.

“LTM EBITDA” means, for the most recent trailing 12 calendar months ended on or before the applicable measurement date, with respect to Double E, the product of (a) the aggregate percentage of the total issued and outstanding Capital Stock of Double E held by Permian Transmission and (b) the sum of (i) consolidated net income (or loss) during such period (excluding extraordinary gains and losses) determined in accordance with GAAP, plus (ii) all interest paid or accrued (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) that was deducted in determining such consolidated net income, plus (iii) all income taxes that were deducted in determining such consolidated net income, plus (iv) all depreciation, amortization (including amortization of goodwill and debt issue costs), impairment and abandonment expenses and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP) that were deducted in determining such consolidated net income, minus (v) all non-cash items of income that were included in determining such consolidated net income.  Notwithstanding the foregoing, LTM EBITDA shall be annualized until there is available information for 12 trailing calendar months to calculate LTM EBITDA in accordance with the foregoing.

“Major Commercial Bank” means a major U.S. commercial bank or a U.S. branch of a major foreign commercial bank, in either case, with a credit rating for senior unsecured long term indebtedness (not supported by third-party enhancement) of A- or higher from S&P Global Ratings or Fitch, Inc. or A3 or higher from Moody’s Investors Service, Inc. and that is not an Affiliate of Summit Parent or ECP.

“Market-Based Financing” means the entrance by the Company or a Subsidiary of the Company into a first lien, senior secured credit facility with one or more commercial banks and pursuant to terms and conditions that would reasonably be considered to be a “market-based” financing; provided that the proceeds of such financing shall be designed, consistent with market-

based terms for such financing, to satisfy the obligations of the Company or such applicable Subsidiary of the Company to fund its capital commitment obligations to Double E; and provided further that the terms of such financing shall not expressly prohibit the payment of distributions to which the Series A Preferred Members are entitled under this Agreement or otherwise contain any non-market-based terms that would have the effect of materially and adversely affecting the rights of the Series A Preferred Units.

“Material Contract” has the meaning set forth in the Preferred Purchase Agreement.

“Maximum Quarterly AC Distribution Amount” means $________; provided, however, after Double E places into operational service any “Expansion Opportunity” (as such term is defined in the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto)) that increases the volume capacity of the Double E Pipeline to be at least 1.85 billion cubic feet of natural gas per day, the Maximum Quarterly AC Distribution Amount shall be $___________.

“Member” means any Person executing this Agreement as a Member, but does not include any Person who has ceased to hold any Units of the Company or a direct or indirect transferee of Units from a Member unless and until admitted as a Member in accordance with the provisions of this Agreement.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Minimum Optional Redemption Amount” has the meaning set forth in Section 4.8(b)(iii).

“New Intermediate Holdco” means a direct Subsidiary of the Company formed in order to effectuate a Permitted Summit Operating Sell-Down to which all of the Company’s Capital Stock in Permian Transmission is transferred and which is Controlled by the Company following such Permitted Summit Operating Sell-Down.

“Nonparty Affiliates” has the meaning set forth in Section 6.7.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“O&M Agreement” means the Operations and Maintenance Agreement dated as of June 26, 2019, by and between Double E and Summit Member.

“Officer” means any Person designated as an officer of the Company pursuant to Section 6.2(a).

“Other Indemnitor” has the meaning set forth in Section 6.5(a).

“Other Transaction Documents” means this Agreement, the Preferred Purchase Agreement, the Summit Parent Guarantee and any and all other agreements or instruments executed and delivered by the parties or their respective Affiliates, as applicable, in connection with the transactions contemplated by this Agreement and the Preferred Purchase Agreement.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code together with any final or temporary Treasury Regulations, Revenue Rulings, and case Law interpreting Sections 6221 through 6241 of the Code (and any analogous provision of state or local tax Law).

“Party” has the meaning specified therefor in the introductory paragraph.

“Permian Transmission” means Summit Permian Transmission, LLC, a Delaware limited liability company.

“Permitted Summit HoldCo Sell-Down” means:

(a)any Transfer of less than 50% of the Common Units of the Company; or

(b)any Transfer of 50% or more of the Common Units of the Company:

(i)by Summit Parent of its Units to a transferee (other than ECP or an Entity Controlled by ECP) if:

(A)the transferee of Summit Parent’s Units:

(1)(x) has a credit rating for senior unsecured long term indebtedness (not supported by a third party enhancement) of BB- or higher from either S&P Global Ratings or Fitch, Inc. or Ba3 or higher from Moody’s Investors Service, Inc. and (y) if the Summit Parent Guarantee remains In Effect at the time of such Transfer, irrevocably assumes in full all of Summit Parent’s obligations under the Summit Parent Guarantee; or

(2)(x) has substantial experience in the natural gas gathering, processing or transmission business in the United States and (y) if the Summit Parent Guarantee remained In Effect at the time of such Transfer, provides to the TES Member a replacement guarantee to the Summit Parent Guarantee in substantially the same form as the Summit Parent Guarantee, or another form of credit support (including an irrevocable letter of credit) that is sufficient to provide to the TES Member the same or better level of credit support with respect to all obligations that were covered under the Summit Parent Guarantee as the credit support that was provided under the Summit Parent Guarantee and that is reasonably acceptable to TES Member in its sole discretion; and

(B)Exxon either (1) consents in writing to such Transfer in accordance with Section 6.16 of the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto) or (2) assumes control as “operator” of the Double E Pipeline in accordance with the Double E LLC Agreement and the O&M Agreement (in each case, as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto); or

(ii)by Summit Parent of its Units to ECP or an Entity Controlled by ECP following FERC Approval if:

(A)the transferee of Summit Parent’s Units (x) has substantial experience in the natural gas gathering, processing or transmission business in the United States and (y) if the Summit Parent Guarantee remains In Effect immediately prior to the time of such Transfer, provides an ECP Commitment Letter to the TES Member; and

(B)Exxon either (1) consents in writing to such Transfer in accordance with Section 6.16 of the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto) or (2) assumes control as “operator” of the Double E Pipeline in accordance with the Double E LLC Agreement and the O&M Agreement (in each case, as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto).

“Permitted Summit Operating Sell-Down” means any Transfer of less than 50% of the Capital Stock in Double E held by Permian Transmission as of the Effective Date; provided that such Transfer is (a) consummated after the Remaining Commitment has been reduced to $0.00, (b) entirely for cash consideration that is immediately payable at the consummation of such transaction, (c) on an arms’ length basis for fair market value (as determined in Good Faith by the Board), (d) structured as (i) a direct transfer of common equity interests in Permian Transmission or Double E that the Company was the Beneficial Owner of immediately prior to such transfer or (ii) an issuance of new common equity interests in Permian Transmission, Double E or a New Intermediate Holdco, in each case where such new common equity interests being issued are identical to the common equity interests that the Company is the Beneficial Owner of (resulting in proportionate dilution of the common equity interests that the Company is the Beneficial Owner of), and (e) to a Person that is not a Qualifying Owner, Summit Member, Summit Parent, ECP or any of their respective Affiliates.  Notwithstanding the foregoing, Exxon’s exercise of the Equity

Option (as defined in the Double E LLC Agreement) under Section 3.21 of the Double E LLC Agreement shall be deemed a Permitted Summit Operating Sell-Down.

“Person” means any individual or Entity.

“PIK Period” means the period of time beginning on the Effective Date and ending on the earlier to occur of (a) June 30, 2022 and (b) the last day of the calendar quarter following the calendar quarter in which the In-Service Date occurs.

“PIK Units” has the meaning set forth in Section 5.1(c)(ii).

“Preferred Approval” means the affirmative vote or consent of the Holders of at least a majority of the outstanding Series A Preferred Units, unless otherwise expressly subject to another standard set forth in this Agreement, such affirmative vote or consent to be given or withheld in the sole and absolute judgment of such Holders.

“Preferred Payment Default” has the meaning set forth in Section 4.4(a).

“Preferred Purchase Agreement” has the meaning set forth in the recitals.

“Profits” and “Losses” means, for each Tax Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a)any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses will increase the amount of such income and/or decrease the amount of such loss;

(b)any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of Profits and Losses, will decrease the amount of such income and/or increase the amount of such loss;

(c)gain or loss resulting from any disposition of Company assets where such gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;

(d)in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, Depreciation will be taken into account for such Fiscal Year or other period;

(e)to the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital

Accounts as a result of a distribution other than in liquidation of a Holder’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for the purposes of computing Profits and Losses;

(f)if the Gross Asset Value of any Company asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; and

(g)notwithstanding any other provision of this definition of Profits and Losses, any items that are specially allocated pursuant to Section 5.3(a) will not be taken into account in computing Profits or Losses.  The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3(a) will be determined by applying rules analogous to those set forth in this definition of Profits and Losses.

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and includes both tangible and intangible property.

“Qualified Income Offset” has the meaning set forth in the Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

“Qualifying Owners” means the collective reference to (a) Energy Capital Partners II, LP, Energy Capital Partners II-A, L.P., Energy Capital Partners II-B IP, LP, Energy Capital Partners II-C (Summit IP), LP, Energy Capital Partners II (Summit Co-Invest), LP, SMLP Holdings, LLC and each of their affiliated funds and investment vehicles and any fund manager, general partner, managing member or principal of any of the foregoing; (b) the officers, directors and management employees of any Person described in clause (a) or of Summit Parent, Summit Holdings LLC or any of the Subsidiaries of Summit Parent; and (c) any Person Controlled by any of the Persons described in any of the clauses (a) or (b).

“Quarterly AC Distribution Date” has the meaning set forth in Section 5.1(b)(i).

“Remaining Accordion Amount” means, at the time of determination, the Accordion Amount less all Capital Contributions made prior to such time by TES Member (or its assignee(s)) pursuant to Section 4.5.

“Remaining Commitment” means, at the time of determination, with respect to each Series A Preferred Member, its Commitment, less all Capital Contributions made by such Series A Preferred Member (or its predecessor(s) in interest) prior to such time.

“Remedial Sale” has the meaning set forth in Section 4.9(a).

“Remedial Sale Notice” has the meaning set forth in Section 4.9(a).

“Right to Compete” has the meaning set forth in Section 6.6.

“ROI” means with respect to each issued and outstanding Series A Preferred Unit, as of any time of determination, an amount equal to the quotient of (a) the actual pre-tax total return paid to the Holder thereof (or its predecessor(s) in interest) with respect to such Series A Preferred Unit, only as a result of cash distributions paid to such Holder thereof and such Holder’s predecessors in interest with respect to such Series A Preferred Unit pursuant to this Agreement, and (b) the Series A Preferred Issue Amount.  Notwithstanding anything to the contrary in this Agreement, in no event shall any calculation of the Base Return (including in the calculations of ROI and IRR) take into account (y) any expenses of the Series A Preferred Members reimbursed by the Company or paid as an indemnity or as damages pursuant to the Preferred Purchase Agreement or any of the Other Transaction Documents or (z) any Undrawn Commitment Amount (or corresponding Undrawn Commitment Units), Transaction Amount or Structuring Amount.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Allocation Event” has the meaning set forth in Section 5.3(c)(iii).

“Series A Non-Cash Distribution Election” has the meaning set forth in Section 5.1(c)(ii).

“Series A Permitted Transferee” means, with respect to any Series A Preferred Member, any of the following: (a) (i) any Affiliate of TES Member (other than a “portfolio company” of TES Member or Affiliate of TES Member, or any Entity Controlled by such a “portfolio company”), (ii) any fund, account or Entity managed or advised by TES Member or any of its Affiliates (other than a “portfolio company” of TES Member or Affiliate of TES Member, or any Entity Controlled by such a “portfolio company”) or (iii) any limited partner, member or similar investor in any private equity fund or similar investment fund managed or advised by TES Member or any of its Affiliates and (b) other Holders of Series A Preferred Units or any Affiliate thereof (other than a “portfolio company” of such Holder or Affiliate of such Holder or any Entity Controlled by such a “portfolio company”).

“Series A Preferred Director” has the meaning set forth in Section 6.2(a)(ii).

“Series A Preferred Director Approval Event” means, with respect to the Company and its Subsidiaries, (a) liquidating or dissolving the Company or any of its Subsidiaries; (b) taking any action that would, or would be reasonably be expected to, result in a Bankruptcy Event of the Company or any of its Subsidiaries; (c) adopting a plan of liquidation of the Company or any of its Subsidiaries; (d) taking any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or any of its Subsidiaries, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any of its Subsidiaries; (e) appointing a receiver, trustee, custodian or other similar official for the Company or any of its Subsidiaries, or for all or any material portion of the assets of the Company or any of its Subsidiaries; or (f) making a general assignment for the benefit of the creditors of the Company or any of its Subsidiaries.

“Series A Preferred Distributions” has the meaning set forth in Section 5.1(c)(i).

“Series A Preferred Distributions Payment Date” shall mean the date that is 21 days after the end of each fiscal quarter of the Company, unless the Board designates an earlier date.

“Series A Preferred Distributions Rate” means 7.0% per annum of the Series A Preferred Issue Amount as in effect for the applicable period computed quarterly and on the basis of a 360-day year comprised of 12 equal 30-day months.

“Series A Preferred Issue Amount” means $1,000.

“Series A Preferred Member” means any Member owning Series A Preferred Units, which Member shall be identified as a Series A Preferred Member on Exhibit A, as such may be amended from time to time by the Board in accordance with this Agreement.

“Series A Preferred Optional Redemption Date” has the meaning set forth in Section 4.8(b)(i).

“Series A Preferred Optional Redemption Notice” has the meaning set forth in Section 4.8(b)(ii).

“Series A Preferred Sharing Percentage” means, as to any Holder of Series A Preferred Units, as of any time of determination, the percentage obtained by dividing the number of Series A Preferred Units held by such Holder by the total number of issued and outstanding Series A Preferred Units held by all of the Holders at the time in question.

“Series A Preferred Unit” means a limited liability company interest in the Company referred to in this Agreement as a “Series A Preferred Unit”, including, for the avoidance of doubt all PIK Units and Undrawn Commitment Units.

“Specified Exxon Proceeds” means any proceeds as a result of (a) Exxon exercising the Equity Option (as defined in the Double E LLC Agreement) under Section 3.21 of the Double E LLC Agreement or (b) the Board of Directors of Double E electing to terminate and liquidate Double E following Exxon’s exercise of its put right under Section 3.22 of the Double E LLC Agreement.

“Step-Up Rate” means an additional ___% per annum, cumulative to the Series A Preferred Distributions Rate as in effect for the applicable period, computed quarterly and on the basis of a 360-day year comprised of 12 equal 30-day months.

“Structuring Amount” has the meaning given to it in the Preferred Purchase Agreement.

“Subsequent Closing” has the meaning given to it in the Preferred Purchase Agreement.

“Subsequent Closing Date” has the meaning given to it in the Preferred Purchase Agreement.

“Subsidiary” means, with respect to any specified Entity, any corporation, association, partnership or other business entity (a) which is Controlled by such Entity and (b) the outstanding

Capital Stock of which is entitled to more than 50% of the distributions therefrom are held, directly or indirectly, by such Entity.

“Summit Director” has the meaning set forth in Section 6.2(a)(i).

“Summit Holdings LLC” means Summit Midstream Holdings, LLC, a Delaware limited liability company.

“Summit Member” means Summit Midstream Permian II, LLC, a Delaware limited liability company and which is, for the avoidance of doubt, as of the Effective Date, the Common Unit Member.

“Summit Parent” means Summit Midstream Partners, LP, a Delaware limited partnership, and its successors.

“Summit Parent Guarantee” means the limited guarantee agreement executed by Summit Parent concurrently with the execution of this Agreement in the form attached to this Agreement as Exhibit E.

“Tax Distribution Date” means any date that is two Business Days prior to the date on which U.S. federal income tax payments (including estimated income tax payments) are required to be made by calendar year individual taxpayers.

“Tax Distribution Default” has the meaning set forth in Section 5.2.

“Tax Year” has the meaning set forth in Section 2.6.

“TES Member” means TPG Energy Solutions Anthem, L.P., a Delaware limited partnership (together with each of its assignee(s) pursuant to Section 4.5(c) and each of their respective transferees of Units in accordance with this Agreement).  If, at any time, the TES Member includes more than one Person, any matter that is subject to the consent, vote, approval or other action or decision of or by the TES Member shall be determined by a majority of the outstanding Series A Preferred Units held by all Persons constituting the TES Member, unless otherwise expressly subject to another standard set forth in this Agreement.  All consents, votes, approvals or other actions or decisions of the TES Member shall be in the sole and absolute judgement of such Person or Persons constituting the TES Member at the relevant time of determination.

“Third Party Payor” has the meaning set forth in Section 6.5(b)(ii).

“Third-Party Purchaser” has the meaning set forth in Section 4.4(b)(i).

“Total Invested Capital” means, as of the time of determination, the sum of (a) the then-outstanding aggregate amount of Funded Indebtedness (including principal and interest accrued thereon) of the Company and its Subsidiaries plus (b) an amount equal to the aggregate Base Return for all issued and outstanding Series A Preferred Units plus (c) the aggregate amount of Capital Contributions made by Summit Member to the Company as of the time of determination, which, for the avoidance of doubt, shall (x) include the value of any Specified Exxon Proceeds

(other than those Specified Exxon Proceeds that have been distributed to or otherwise received by the Company) and (y) include any proceeds resulting from any Permitted Summit Operating Sell-Down (other than such proceeds that have been distributed to or otherwise received by the Company).

“Total Invested Capital Ratio” means, as of any time of determination, the quotient (expressed as a percentage of 100%) of (a)(i) the then-outstanding aggregate amount of Funded Indebtedness (including principal and interest accrued thereon) of the Company and its Subsidiaries plus (ii) an amount equal to the aggregate Base Return for all issued and outstanding Series A Preferred Units minus (iii) Unrestricted Cash, divided by (b) Total Invested Capital.

“Transaction Amount” has the meaning given to it in the Preferred Purchase Agreement.

“Transfer,” “Transferred” or “Transferring” means with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting power or other encumbrance, or any other direct or indirect transfer of beneficial interest, whether voluntary or involuntary, by operation of Law or judicial decree and including the direct or indirect disposition, sale, assignment, transfer, gift, surrender for cancellation, exchange or pledge, or the direct or indirect grant or transfer of any economic interest, security interest, voting interest or other encumbrance or any other direct or indirect transfer of beneficial interest in such Person by a Controlling Person, including in each such case (a) as part of any liquidation of assets, (b) in connection with any merger, consolidation, exchange, recapitalization, reorganization, conversion, cancellation, redemption or repurchase transaction whether by plan, contract or right contained in a security, (c) in connection with a change of Control or (d) as a part of any reorganization pursuant to federal or state bankruptcy Laws or similar debtor relief Laws.

“Treasury Regulations” means temporary and final Treasury Regulations promulgated under the Code.

“Trigger Event” means the occurrence of one or more of the following events:

(a)Exxon, in accordance with the terms of the Double E LLC Agreement exercises (or gives notice that it intends to exercise) its put right set forth in Section 3.22 of the Double E LLC Agreement;

(b)the seventh anniversary of the Effective Date, if any Series A Preferred Units remain outstanding on such date;

(c)a Bankruptcy Event involving the Company or any of its Subsidiaries;

(d)prior to the In-Service Date, a Bankruptcy Event involving Summit Parent or any of its Controlled Subsidiaries (other than the Company and its Subsidiaries);

(e)any material, continuing breach or default by Permian Transmission under the Double E LLC Agreement; provided, that such breach or default has not been cured (if such breach or default is susceptible of cure or remedy) within a period of 30 days beginning on the earlier of (i) the Company’s receipt of written notice of such breach or default from Exxon and (ii)

the date on which any Officer, Summit Director or officer or member of management of Summit Parent becomes aware of such breach or should have, in the exercise of reasonable diligence, become aware of such breach; or

(f)the Company or any of its Subsidiaries takes or permits any action that requires Preferred Approval without obtaining Preferred Approval; provided, that such breach has not been cured (if such breach is susceptible of cure or remedy) within a period of 15 days beginning on the date the Company receives written notice of such breach from a Series A Preferred Member.

“Undrawn Commitment Amount” has the meaning set forth in Section 4.10.

“Undrawn Commitment Rate” means ___% per annum, compounded quarterly (computed on the basis of a 360-day year comprised of 12 equal 30-day months).

“Undrawn Commitment Units” has the meaning set forth in Section 4.10.

“Undrawn Portion” means, as of the end of each fiscal quarter of the Company, the applicable Series A Preferred Member’s then Remaining Commitment.

“Units” means the units of the Company and includes the Common Units, Series A Preferred Units and any other class or series of units or other equity securities of the Company authorized and issued after the Effective Date in accordance with the terms of this Agreement.

“Unrestricted Cash” means, as of the time of determination, Available Cash, other than cash proceeds received by the Company from (a) the incurrence of Funded Indebtedness and (b) the issuance of Series A Preferred Units.

Section 1.2Construction

.

(a)The definitions in Section 1.1 will apply equally to both the singular and plural forms of the terms defined.  The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language of this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” and “this clause,” and words of similar import, refer only to the Article, Section, subsection or clause hereof in which such words occur.  Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”  Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning.  The words “shall” and “will” have the equal force and effect.  The word “or” means and includes “and/or”.  All references to “$” or

“Dollars” shall be deemed references to United States Dollars.  Each accounting term not defined in this Agreement will have the meaning given to it under GAAP as in effect as of the Effective Date.  Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender.  Reference in this Agreement to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and, unless expressly provided to the contrary, reference in this Agreement to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.  If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day.  References to a Person are also to its permitted successors and permitted assigns.

(b)Each Member acknowledges that it and its attorneys and advisers have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

Article II
ORGANIZATION

Section 2.1Continuation of the Company

.  The Company was organized as a Delaware limited liability company by the filing of the Certificate in the office of the Secretary of State of the State of Delaware pursuant to the Act on December 17, 2019.  The Members desire to continue the Company for the purposes and upon the terms and conditions of this Agreement.  Except as provided in this Agreement, the rights, duties and liabilities of each Member shall be as provided in the Act.

Section 2.2Name

.  The name of the Company is SUMMIT PERMIAN TRANSMISSION HOLDCO, LLC.

Section 2.3Registered Office; Registered Agent

.  The registered office of the Company in the State of Delaware will be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Law.  The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Certificate, or such other Person or Persons as the Board may designate from time to time in the manner provided by Law.

Section 2.4Principal Office

.  The principal office of the Company will initially be at 1790 Hughes Landing, Suite 500, The Woodlands, Texas 77380, or such other location as the Board may designate from time to time, which need not be in the State of Delaware.  The Company may have such other offices as Board may determine to be appropriate.

Section 2.5Purpose; Powers

.  The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is to, (a)

own, directly or indirectly, issued and outstanding Capital Stock of Permian Transmission and fund Permian Transmission’s capital commitment obligations to Double E (the “Business”) and (b) engage in such other activities incidental or ancillary thereto as the Board deems necessary or advisable, in each case upon the terms and conditions set forth in this Agreement.

Section 2.6Fiscal Year; Fiscal Quarter

.  The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes will end on December 31st unless otherwise determined by the Board.  The tax year of the Company (the “Tax Year”) for income tax purposes will end on December 31st unless otherwise determined by the Board or as required under the Code. The fiscal quarters of the Company shall be the three-month periods commencing on January 1, April 1, July 1 and October 1 of any Fiscal Year and ending on the next March 31, June 30, September 30 and December 31, respectively.  For so long as any Series A Preferred Units remain outstanding, the Company shall not change the Tax Year or the fiscal quarters as provided in this Section 2.6 without first obtaining Preferred Approval.

Section 2.7Foreign Qualification Governmental Filings

.  Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Board will cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction.  Each Officer is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications.  Further, each Member will execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.8Term

.  The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and will continue in existence until terminated in accordance with this Agreement.

Article III
MEMBERS; DISPOSITIONS

Section 3.1Members

.  As of the Effective Date, the Common Unit Members and Series A Preferred Members executing this Agreement are the sole Members of the Company.  The names, addresses, number and class or series of Units held by the Members as of the Effective Date are set forth on Exhibit A attached hereto and incorporated in this Agreement.  Notwithstanding anything to the contrary in this Agreement (including Section 6.8), the Board is hereby authorized to complete or amend Exhibit A from time to time to accurately reflect (a) the admission of additional Members, (b) the withdrawal of a Member, (c) the change of address of a Member, (d) the number and classes or series of Units held by a Member and (e) other information called for by Exhibit A, without the need for any approval by any Member.  Such completion, correction or amendment shall be made from time to time as and when the information called for by Exhibit A requires completion, correction or amendment in accordance with the terms of this Agreement.  The Members shall not have any right to act on behalf of or with respect to the Company except to the extent expressly authorized to do so by the provisions of this Agreement (including pursuant to Section 4.9) or by action of the Board.  Any Person admitted to the Company as a Member following the Transfer of Units from a Holder of Units shall succeed to all of the rights, duties and obligations of its transferor with respect to such Units under this Agreement.

Section 3.2Restrictions on the Transfer of Units

.

(a)General

.  The Company and the Members agree that any Transfer of Units by any Holder of Units is subject to the restrictions on Transfer set forth in this Article III.  Any attempted Transfer of any Units by a Holder of Units other than in accordance with this Section 3.2 is void and will not be recognized by the Company and is subject to the provisions of Section 3.5.

(b)Transfers of Common Units

(i).  The Common Units may not be Transferred by any Holder thereof prior to the receipt of FERC Approval.  Subject to this Section 3.2(b) and Section 3.2(d), on or after FERC Approval, Common Units may be Transferred only if such Transfer constitutes a Permitted Summit Holdco Sell-Down.  Any such Transfer permitted by the foregoing sentence may be in any amount by the Holder thereof to any Person or Persons, subject further to any restrictions, or other terms and conditions, the Board deems necessary or appropriate to impose on the transferee of Common Units in its sole discretion.  Notwithstanding the foregoing, in no event shall any Holder or Holders of Common Units be entitled to Transfer any Common Units if such Transfer would constitute a Change of Control unless such Transfer and the related Change of Control is conducted in strict compliance with Section 6.8(b)(xii) and Section 10.2(c).

(c)Transfers of Series A Preferred Units

.  Subject to Section 3.2(d), a Transfer of Series A Preferred Units may be made by any Holder thereof:

(i)prior to the Funding Termination Date, (A) to any Series A Permitted Transferee or (B) with the prior written consent of the Board (not to be unreasonably withheld, conditioned or delayed), to any other Person; and

(ii)on or after the Funding Termination Date, to any Person if (A) such transferee is not (immediately prior to such Transfer) a Competitor and (B) such Transfer (1) involves Series A Preferred Units with an aggregate Series A Preferred Issue Amount of at least $5,000,000 or (2) constitutes all of the Series A Preferred Units which such Transferring Holder then holds.

(d)Conditions to Transfer

.  Notwithstanding any other provision of this Agreement, no Transfer of Units may be effected by any Person unless: (i) such Transfer is in compliance with the Securities Act and all applicable state securities Laws and such Transfer is either exempt from the requirements of the Securities Act and the applicable securities Laws of any state or such registration requirements have been complied with, and (ii) such Transfer would not cause the Company to be treated as an association or “publicly traded partnership” taxable as a corporation and would not make the Company ineligible for “safe harbor” treatment under Code Section 7704 and the Treasury Regulations promulgated thereunder.  The Board will determine in Good Faith whether the foregoing conditions have been satisfied and may determine to waive any such conditions to the extent permitted by applicable Law.

Section 3.3Issuance of Units; Additional Members

.

(a)Subject to Section 6.8 and Section 11.5, upon the approval of the Board, Units may be authorized and issued to such Persons as determined by the Board on such terms and conditions as the Board may determine at the time of admission, which may include making a Capital Contribution, and such Persons, if not already Members, may be admitted to the Company as Members pursuant to this Section 3.3.  Subject to Section 6.8, the Company may provide for the creation of different classes or series of Units having different rights, powers and duties.

(b)A transferee of Units pursuant to Section 3.2 or a recipient of the issuance of new Units pursuant to Section 3.3(a) that is not already a Member shall be admitted as a Member if and when each of the following occur: (i) all of the applicable conditions set forth in this Article III to such Transfer or issuance have been met or waived by the Board and (ii) such transferee or recipient agrees to be bound by the terms of this Agreement by executing and delivering (together with such Person’s spouse, if applicable) an Adoption Agreement.

(c)Subject to Section 3.2(b), if any Person acquires Units from a Holder of Units in a Transfer, notwithstanding such Person’s failure to execute an Adoption Agreement in accordance with Section 3.3(b), whether such Transfer resulted by operation of Law or otherwise, such Person and such Units shall be subject to this Agreement, including Section 3.5, in the same manner as when held by the transferor.

Section 3.4Liability to Third Parties

.  No Member, Director or Officer will have any personal liability for any obligations or liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities or obligations are expressly assumed in writing by such Member, Director or Officer.

Section 3.5Rights and Obligations of Transferee

.  A transferee of Units shall not have any rights of a Member unless and until such transferee is admitted as a Member pursuant to Section 3.3, but shall be entitled to the right to receive allocations of income, gains, losses, deductions, credits, and similar items and distributions to which the transferor of such Units would otherwise be entitled to the extent such items are Transferred to such transferee, and shall be subject to the obligations of a Holder of the class of Units Transferred to such transferee and bound by the provisions of Section 3.2, Section 7.3, Section 11.1, Section 11.2, Section 11.3, Section 11.4, Section 11.7, Section 11.8, Section 11.9, Section 11.11, Section 11.12, Section 11.15 and Section 11.16 as though such transferee was a Holder of the class of Units Transferred to such transferee.

Section 3.6Responsibilities of the Members

.

(a)Without limiting the generality of Section 3.6(b), but subject to the second sentence of this Section 3.6(a), each Member (and its respective Affiliates and Subsidiaries) shall be permitted to engage, directly or indirectly, in any opportunity, transaction, venture or other arrangement related to oil and natural gas gathering and processing activities of any kind and in any geographic location, without any duty or obligation to account to any of the other Members or the Company in connection therewith.  Neither Summit Member nor Summit Parent (nor any of their respective Subsidiaries other than the Company and its Subsidiaries) shall engage in any opportunity, transaction, venture or other arrangement related to the development or construction of capital assets that would reasonably be expected to expand the pipeline system or capacity of the Double E Pipeline unless such opportunity, transaction, venture or other arrangement is pursued through the Company or Double E.

(b)Except as set forth in the second sentence of Section 3.6(a), and without limiting Section 6.6, each Member and its Affiliates may engage, directly or indirectly, without the consent or approval of any other Members, the Board, the Company or any other Person, in the business conducted by such Member and its Affiliates as of the Effective Date and in any other business, business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including business of a nature that may be competitive with or the same as or similar to the business conducted by the Company, regardless of geographic location, all without any duty or obligation to account to the other Members or the Company in connection therewith.  Nothing in this Agreement is intended to create a joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations (except as otherwise expressly provided by this Agreement or by Law) or subject any Member to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the Members or the Company.  Notwithstanding anything to the contrary in this Agreement, but subject to the second sentence of Section 3.6(a), (i) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member or its Affiliates, (ii) none of the Members that (directly or through an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company or the other Members, and such Member shall not be liable to the Company, to the other Members or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity or information, and (iii) neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other businesses, investments or activities of a Member or to the income or proceeds derived therefrom.

Section 3.7Representations and Warranties of the Members

.  By executing and delivering this Agreement, each Member, as of the Effective Date, represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date and as of each date on which such Member makes a Capital Contribution (as applicable):

(a)Such Member’s Units are being held for its own account solely for investment and not with a view to resale or distribution thereof other than in compliance with all applicable securities Laws and this Agreement.

(b)If such Member is an Entity, such Member is duly organized and validly existing under the Laws of its jurisdiction of organization.  If such Member is a natural person, such Member has full legal capacity.

(c)None of the execution, delivery and performance of this Agreement by such Member or the consummation by such Member of the acquisition of Units (i) conflicts or will conflict with or constitutes or will constitute a violation of any of its organizational documents, (ii) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) with respect to any material obligations under any material agreement to which such Member is a party or (iii) violates or will violate any Law or any order, judgment, decree or injunction of any Governmental Entity applicable to Member except, solely in the case of clauses (ii) or (iii), for such conflicts, breaches, violations or defaults as would not prevent the acquisition by Member of the Units or materially impair such Member’s ability to perform its obligations under this Agreement or any of the Other Transaction Documents.  This Agreement has been duly executed and delivered by such Member and constitutes a valid and binding agreement of such Member, enforceable against such Member in accordance with its terms, subject to the Enforceability Exceptions.

(d)Such Member acknowledges that the offering and sale of the Units have not been, and will not be registered under the Securities Act, and are being made in reliance upon federal and state exemptions for transactions not involving a public offering.  In furtherance thereof, such Member represents and warrants that it is an “Accredited Investor” (as defined in Regulation D promulgated under the Securities Act) and such Member has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Units.  Such Member understands and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act and other applicable securities Laws with respect to the offer and sale of the interests in the Company.  In connection with the purchase of Units, such Member meets all applicable suitability standards imposed on it by applicable Law.

(e)Such Member has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the Units and other matters pertaining to an investment in the Company and (ii) obtain any additional information necessary to evaluate the merits and risks of an investment in the Company that the Company can acquire without unreasonable effort or expense.  In considering its investment in the Units, such Member has evaluated for itself the risks and merits of such investment, and is able to bear the economic risk of such investment, including a complete loss of capital.  Such Member has carefully considered and has, to the extent it believes necessary, discussed with legal, tax, accounting and financial advisors the suitability of an investment in the Company in light of its particular tax and financial situation, and has determined that the Units are a suitable investment for such Member.

(f)No Person has acted directly or indirectly as a broker, finder or financial advisor for such Member in connection with the negotiations related to the offering and sale of Units, and no Person is entitled to any fee or commission or like payment for acting as a broker, finder or financial advisor based in any way on any agreement, arrangement or understanding made by or on behalf of such Party.

Section 3.8Member Action

.  Except as expressly otherwise provided in this Agreement, all actions and decisions of the Common Unit Members required hereunder in their capacity as such shall require approval of Common Unit Members holding more than 50% of the Common Units.  If there is any matter that requires the approval of the Board, such approval will be sufficient to authorize the Company to take that action and no further vote or approval of the Members of the Company will be necessary or required under the terms of this Agreement, except as expressly set forth in this Agreement.  Except as expressly otherwise provided in this

Agreement, all actions and decisions of the Series A Preferred Members required hereunder in their capacity as such shall require Preferred Approval.  Any matter requiring the consent, vote, approval or other action or decision of or by any Member or Members pursuant to this Agreement (including any matter that requires Preferred Approval) may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent, vote, approval or other action or decision, and signed by the Member or Members required to grant such consent, vote, approval or other action or decision.

Article IV
INTERESTS; CAPITAL CONTRIBUTIONS

Section 4.1Interests

.  Each Member’s Interest in the Company will be represented by its Capital Account and by Units issued by the Company to such Member.  The two initial classes of Units are Common Units and Series A Preferred Units.  The number of Common Units and Series A Preferred Units issued to the Members as of the Effective Date is set forth on Exhibit A.  The Board may, subject to Article III, Section 6.8 and Section 11.5, create additional series or classes of Units through subdivision or by issuance of Units of such class or series.  The obligations of each Member hereunder shall be several and not joint, and no Member shall be obligated to make any of the Capital Contributions of another Member.  The provisions of this Agreement together fix the preferences, rights, powers and duties of the Holders of the Common Units and the Series A Preferred Units, as applicable.  Notwithstanding anything in this Agreement to the contrary, the Company will not be entitled to sell or issue any Series A Preferred Units to any other Person except in accordance with this Article IV, Section 5.1(c) or Section 5.2.

Section 4.2Effective Date Transactions; Subsequent Closing

.

(a)On the Effective Date, the Series A Preferred Members have made the Capital Contributions set forth on Exhibit A as their initial Capital Contribution to the Company pursuant to this Agreement and the Preferred Purchase Agreement.

(b)On the Effective Date, the Common Unit Members own the number of Common Units set forth opposite each such Common Unit Member’s name on Exhibit A.

(c)On the Subsequent Closing Date at the Subsequent Closing, the Series A Preferred Members will purchase 10,000 Series A Preferred Units pursuant to Section 2.1(c) and (d) of the Preferred Purchase Agreement.

Section 4.3Additional Capital Contributions by Series A Preferred Members

.

(a)Subject to the terms and conditions of this Agreement and the Preferred Purchase Agreement, the Series A Preferred Members have subscribed for, and upon valid delivery by the Company of an Additional Funding Request, in compliance with this Agreement and the Preferred Purchase Agreement, to each Series A Preferred Member prior to the Funding Termination Date will fund, additional Capital Contributions to the Company up to the amount of each Series A Preferred Member’s Commitment in accordance with Article III of the Preferred Purchase Agreement.  In no event shall any Series A Preferred Member be required to fund additional Capital Contributions after its Remaining Commitment has been reduced to $0.00.

(b)Each Additional Funding Request shall (A) state the purpose of the Additional Funding Request, (B) be in an amount not less than $10,000,000 and (C) be due and payable not less than 15 Business Days after the date of receipt by the Series A Preferred Members of notice of such Additional Funding Request.  Without limiting the foregoing, TES Member will use good faith efforts to fund its payment obligation in respect of an Additional Funding Request within 10 Business Days after the date of receipt by the Series A Preferred Members of notice of such Additional Funding Request to the extent TES determines in its sole discretion that it has access to immediately available funds from its revolving line of credit.

(c)Each Series A Preferred Member shall be permitted to assign (without the consent of the Company, the Board or any other Person) all or a portion of its rights and obligations with respect to each Additional Funding Request to one or more Persons who constitute Series A Permitted Transferees; provided, that (i) such assigning Series A Preferred Member shall give notice to the Company of such assignment, (ii) such transferee or recipient agrees to be bound by the terms of this Agreement by executing and delivering (together with such Person’s spouse, if applicable) an Adoption Agreement, and (iii) such Series A Preferred Member shall remain obligated in the event such transferee breaches any such assigned obligations with respect to any such Additional Funding Request.

(d)Upon receipt by the Company of any additional Capital Contributions made by a Series A Preferred Member in accordance with Section 4.3(a) (or its assignee in accordance with Section 4.3(c)), such Series A Preferred Member or its assignee, as applicable, shall be issued a number of Series A Preferred Units equal to the quotient of (x) the amount of such additional Capital Contribution divided by (y) the Series A Preferred Issue Amount.

(e)After the Funding Termination Date, no Series A Preferred Member (or any assignee in accordance with Section 4.3(c)) shall have any obligation to purchase any Series A Preferred Units and the Company shall not issue any Additional Funding Requests.

(f)Notwithstanding anything to the contrary in this Agreement or any Other Transaction Document, in no event shall any Series A Preferred Member be obligated to make additional Capital Contributions to the Company at any time in which any Bankruptcy Event (i) has occurred and, at the time of such Additional Funding Request, is pending with respect to Summit Parent or any of its Controlled Affiliates (other than the Company or any of its Subsidiaries) or (ii) has occurred (regardless of whether such Bankruptcy Event is pending at the time of such Additional Funding Request) with respect to the Company or any of its Subsidiaries.

Section 4.4Failure to Contribute

.

(a)If any Series A Preferred Member fails to make an additional Capital Contribution in accordance with Section 4.3(a) in the full amount required by any Additional Funding Request (assuming there is no good faith dispute regarding whether the conditions set forth in Section 3.2(a) of the Preferred Purchase Agreement were satisfied or waived with respect to such Additional Funding Request) on the due date therefor, a “Preferred Payment Default” shall be deemed to have occurred in the amount of the Default Amount.

(b)In the event a Preferred Payment Default has occurred:

(i)the Company shall have the right, but not the obligation, to sell additional Series A Preferred Units to a third party (a “Third-Party Purchaser”), at the Series A Preferred Issue Amount per Series A Preferred Unit and otherwise on the same terms as the Series A Preferred Units held by the defaulting Series A Preferred Member (such Member, a “Defaulting Preferred Member”), equal in number to the number of Series A Preferred Units that would have been issued to the Defaulting Preferred Member in exchange for receipt of the amount of such Capital Contribution not paid (the “Default Amount”);

(ii)the Company shall have the right, but not the obligation, to cause the Remaining Commitment with respect to the Defaulting Preferred Member to be reduced to $0.00; and

(iii)the Company may, at its option, pursue any other rights and remedies available to it at law or in equity against the Defaulting Preferred Member pursuant to the Preferred Purchase Agreement or this Agreement, including (x) the right to specific performance of such Defaulting Preferred Member’s obligation to make such additional Capital Contribution and (y) pursuing a claim for actual damages of the Company or the Summit Member resulting from such Preferred Payment Default.

Section 4.5Accordion Feature

.

(a)From time to time (x) after TES Member’s Remaining Commitment has been reduced to $0.00 and (y) prior to the Funding Termination Date, the Board shall have the right, but not the obligation, to deliver written notice (each, an “Accordion Capital Call”) to TES Member giving TES Member the option to fund an amount up to the Accordion Amount as additional Capital Contributions to the Company in exchange for additional Series A Preferred Units issued by the Company (such additional Series A Preferred Units issued, the “Accordion Units”); provided, that: (i) TES Member is not required to make any additional Capital Contributions pursuant to this Section 4.5 and any purchase by TES Member of any Accordion Units offered for purchase under an Accordion Capital Call shall be at TES Member’s sole option; and (ii) the aggregate amount of Accordion Units offered for purchase under this Section 4.5(a) shall not exceed the Accordion Amount without Preferred Approval.

(b)Each notice of an Accordion Capital Call shall (i) state the purpose of the Accordion Capital Call, which purpose must be in furtherance of the Business, (ii) be in an amount not less than $20,000,000; provided, that such $20,000,000 limitation shall not apply if at such time the Accordion Amount less all Accordion Units purchased under this Section 4.5 is less than $20,000,000, in which case the amount of such Accordion Capital Call shall equal such lesser amount in its entirety and (iii) be due and payable not less than 15 Business Days after the date of receipt by TES Member of notice of such Accordion Capital Call.

(c)Notwithstanding anything to the contrary in this Agreement, TES Member shall be permitted to assign (in its sole discretion and without the consent of the Company, the Board or any other Person) all or a portion of its rights and obligations with respect to all or any portion of the Accordion Amount to one or more Persons who constitute Series A Permitted Transferees of TES Member; provided, that (i) TES Member shall give notice to the Company of such assignment; (ii) such transferee or recipient agrees to be bound by the terms of this Agreement by executing and delivering (together with such Person’s spouse, if applicable) an Adoption Agreement and (iii) TES Member shall remain obligated in the event such transferee breaches any such assigned obligations with respect to any portion of the Accordion Amount.

(d)Upon receipt by the Company of any additional Capital Contributions made by TES Member in accordance with Section 4.5(a) (or its assignee in accordance with Section 4.5(c)), TES Member or its assignee, as applicable, shall be issued a number of Accordion Units equal to the quotient of (x) the amount of such additional Capital Contribution paid divided by (y) the Series A Preferred Issue Amount.

(e)If TES Member declines to purchase any Accordion Units offered for purchase under an Accordion Capital Call in accordance with Section 4.5(a), the Company may, at the election of the Board, offer and sell the remaining Accordion Units contemplated by such Accordion Capital Call to any Third-Party Purchaser without the need for any consent or approval of any other Member under this Agreement (including under Section 6.8); provided, however, such issuance shall be on terms and conditions no more favorable to such Third-Party Purchaser than those terms and conditions set forth in the Accordion Capital Call or upon which TES Member acquired any other Series A Preferred Units in accordance with this Agreement and the Preferred Purchase Agreement.  For the avoidance of doubt, TES Member’s election not to purchase Accordion Units offered under an Accordion Capital Call shall not constitute a waiver of TES Member’s right to purchase Accordion Units offered in a subsequent Accordion Capital Call and any Accordion Units offered in a subsequent Accordion Capital Call shall be first offered to TES Member in accordance with Section 4.5(a).

(f)Notwithstanding anything to the contrary in this Agreement or any Other Transaction Document, in no event shall the Company be authorized to issue or sell any Accordion Units at any time in which any Bankruptcy Event (i) has occurred and, at the time of such Accordion Capital Call, is pending with respect to Summit Parent or any of its Controlled Affiliates (other than the Company or any of its Subsidiaries) or (ii) has occurred (regardless of whether such Bankruptcy Event is pending at the time of such Accordion Capital Call) with respect to the Company or any of its Subsidiaries.

Section 4.6Capital Accounts

.  The Company will maintain for each Member owning any Units a separate Capital Account.

Section 4.7Withdrawal or Return of Capital

.  Except as provided in this Agreement, no Member is entitled to the return of or has the right to withdraw any part of its Capital Contribution from the Company prior to its liquidation and termination pursuant to Article X.  No Member is entitled to be paid interest in respect of either its Capital Account or its Capital Contributions.  Any unrepaid Capital Contribution is not a liability of the Company or of the other Members.  A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

Section 4.8Redemption

.

(a)Mandatory Redemption.  At any time (i) after February 28, 2022 (but only if FERC Approval has not been obtained by such date), (ii) after the occurrence of a Trigger Event or (iii) if the Company fails to obtain the Exxon Consent on or prior to January 22, 2020 (or if Exxon affirmatively rejects in writing to provide the Exxon Consent), then each Holder of Series A Preferred Units may, at its sole election by delivering a written notice to the Company, require the Company to, and the Company shall, purchase and redeem all (but not less than all) of the Series A Preferred Units then held by such Holder in cash for an amount equal to (x) in the case of a redemption resulting from an event described in clause (i) or (ii) of this Section 4.8(a), the Base Return for each such Series A Preferred Unit on the date of redemption and (y) in the case of a redemption resulting from an event described in clause (iii) of this Section 4.8(a), the Series A Preferred Issue Amount for each Series A Preferred Unit on the date of redemption, which in each case shall occur on the date that is 10 Business Days following the delivery of such written notice from such Holder to the Company (or such earlier date as may be agreed to by such Holder and the Company).  The Company shall use such capital legally available to it and in compliance with any applicable covenants in its Funded Indebtedness permitted under this Agreement, including Section 6.9, to fulfill the Company’s obligations set forth in this Section 4.8(a).  As a guarantee of the Company’s obligations under this Section 4.8(a), Summit Parent has caused the Summit Parent Guarantee to be executed and delivered to the Company and the Series A Preferred Members concurrently with the execution of this Agreement.

(b)Optional Redemption.

(i)At any time, and from time to time, the Company may, subject to applicable Law and this Section 4.8(b), redeem the Series A Preferred Units in cash, in whole or in part, from any source of funds legally available for such purpose.  Subject to Section 4.8(b)(ii), any such redemption shall occur on a date set by the Company in its sole discretion (such date, the “Series A Preferred Optional Redemption Date”).  Subject to applicable Law, the Company shall effect any such redemption pursuant to this Section 4.8(b) by paying cash for each Series A Preferred Unit to be redeemed in an amount equal to the then applicable Base Return with respect to such Series A Preferred Unit.  The Base Return shall be paid by the Company to the Holders of the Series A Preferred Units to be redeemed on the Series A Preferred Optional Redemption Date pursuant to wiring instructions to be provided by Holder of such Series A Preferred Units to the Company at least one Business Day prior to the Series A Preferred Optional Redemption Date.

(ii)The Company shall give notice of its election to redeem Series A Preferred Units pursuant to this Section 4.8(b) not less than three Business Days before the scheduled Series A Preferred Optional Redemption Date, to the Holders of Series A Preferred Units as such Holders’ names appear on Exhibit A at the address of such Holders shown therein.  Such notice (the “Series A Preferred Optional Redemption Notice”) shall state: (A) the Series A Preferred Optional Redemption Date, (B) the number of Series A Preferred Units to be redeemed from each such Holder and (C) the Base Return as to such Series A Preferred Units as of the Series A Preferred Optional Redemption Date.

(iii)If the Company elects to redeem less than all of the outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the Company, and such Series A Preferred Units shall be redeemed by the Company pro rata across all Holders of Series A Preferred Units (based on such Holders’ respective Series A Preferred Sharing Percentages), with such adjustments as are appropriate, in the Board’s discretion, in order to avoid redemption of fractional Series A Preferred Units; provided, that except for any redemptions made in accordance with Section 5.1(b), each such redemption by the Company shall be for an aggregate amount of Series A Preferred Units involving at least $10,000,000 based on the Base Return as to the Series A Preferred Units the Company desires to redeem (the “Minimum Optional Redemption Amount”) or, if the Base Return as to all of the outstanding Series A Preferred Units is less than the Minimum Optional Redemption Amount, then all outstanding Series A Preferred Units.  The Series A Preferred Units not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Agreement.

Section 4.9Remedial Sale

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(a)In addition to, and not in limitation of, the rights set forth in Section 4.8(a), and subject to Section 6.8(b)(xiv), following the occurrence of a Trigger Event, the Series A Preferred Members (acting by Preferred Approval) shall have the right to cause the Company to pursue and consummate a transaction that results in the Base Return with respect to each then outstanding Series A Preferred Unit being paid in cash to the Holder of such Series A Preferred Unit at the consummation of such transaction (a “Remedial Sale”) by delivering written notice thereof (a “Remedial Sale Notice”) to the Company (the Member or Members delivering such notice, collectively the “Initiating Member”).  A Remedial Sale may involve a sale of any or all of the equity interests or assets of the Company or its Subsidiaries (other than any sale or other transaction, including a sale of assets of Double E, that (i) would be in violation of the express terms of the Double E LLC Agreement or (ii) would require the consent or approval of the other members of Double E under the Double E LLC Agreement and which is completed without first obtaining such consent or approval).

(b)Following delivery of a Remedial Sale Notice, the Board shall identify, manage, control, negotiate, structure (following consultation with the Series A Preferred Members), approve and otherwise pursue such Remedial Sale, which Remedial Sale may be structured, accomplished and implemented as may be determined by the Board (following consultation with the Series A Preferred Members); provided, however, without limiting any rights of the Holders of Series A Preferred Units set forth in Section 6.8(b)(xiv), the Company shall not enter into any agreement with respect to a Remedial Sale without the prior written approval of the TES Member (which approval shall not be unreasonably withheld, conditioned or delayed).  The Board (i) shall manage the business and affairs of the Company primarily with a view toward the consummation of such Remedial Sale as soon as reasonably practicable following the exercise of such right and (ii) shall, and shall cause the Company to, take such actions as reasonably necessary to consummate a Remedial Sale, including (A) engaging a nationally recognized independent investment banker who is reasonably acceptable to the Series A Preferred Members to advise on and conduct such Remedial Sale and (B) Summit Parent agrees to cooperate, and to cause employees of Summit Parent to cooperate, (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) in any marketing process in connection with any proposed Remedial Sale.

(c)If the Company does not consummate a Remedial Sale approved or deemed approved by the Series A Preferred Members within six months of the date of the Remedial Sale Notice, then instead of the Board, the Initiating Member shall (i) engage, on behalf of the Company, an independent investment bank to advise on and conduct the sale and (ii) identify, manage, control, negotiate, structure (following consultation with the Company and the other Series A Preferred Members) and otherwise pursue such Remedial Sale, which Remedial Sale may be structured, accomplished and implemented as may be determined by the Initiating Member (following consultation with the Company and the other Series A Preferred Members).  The Series A Preferred Members shall keep the Board reasonably informed of the Remedial Sale process.  The Board (A) shall manage the business and affairs of the Company primarily with a view toward the consummation of such Remedial Sale as soon as reasonably practicable following the exercise of such right and (B) shall, and shall cause the Company to, take such actions as the Initiating Member reasonably requests in connection with any proposed Remedial Sale.

(d)If the Initiating Member delivers a Remedial Sale Notice in accordance with Section 4.9(a), each Member shall (i) take all actions reasonably necessary to cooperate with the Initiating Member, the other Series A Preferred Members, the Company and the Board in working toward the consummation of a Remedial Sale, (ii) raise no objections against any Remedial Sale that (x) in the case of Section 4.9(b) is approved by the Board and the TES Member or (y) in the case of Section 4.9(c) is approved by the Initiating Member and (iii) to the extent necessary or desirable to effect the consummation of such Remedial Sale, that (x) in the case of Section 4.9(b) is approved by the Board and the TES Member, vote for and consent to, such Remedial Sale or (y) in the case of Section 4.9(c) is approved by the Initiating Member, vote for and consent to, and cause its appointee(s) to the Board to vote for and consent to, such Remedial Sale; provided, however, if the Company receives more than one offer to consummate a Remedial Sale, the Holders of Series A Preferred Units shall be deemed to have approved the offer for a Remedial Sale that results in the highest enterprise value of the Company, subject to the satisfaction of the requirements set forth in this Section 4.9. If the Remedial Sale is structured as a (x) merger, consolidation or sale of assets, each Member shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or sale of assets or (y) sale of Units, each Member shall agree to sell all of its Units or rights to acquire Units on the terms and conditions reasonably approved by the Initiating Member or in the case of Section 4.9(b), the Board and the TES Member, and that are customary for such transaction.  Notwithstanding anything in this Section 4.9 to the contrary, in connection with any Remedial Sale, without the prior written consent of such Holder of Series A Preferred Units in no event shall any Holder of Series A Preferred Units be subject to any post-closing obligations, including indemnification obligations, or to any non-compete, no contact, non-solicit or other restrictive covenants (other than a confidentiality covenant on terms reasonably acceptable to each Holder of Series A Preferred Units), nor shall Summit Parent or its Subsidiaries (other than the Company and its Subsidiaries) be subject to any post-closing restriction on its ability to engage in the oil and natural gas gathering and processing business without the prior written consent of Summit Parent.

(e)In any Remedial Sale, the consideration received by the Company shall be allocated and distributed to each Member in accordance with Section 10.2(b) after all the liabilities of the Company have been satisfied in full or provided for.

(f)The Company shall bear the costs and expenses of any Remedial Sale to the extent such costs and expenses are incurred for the benefit of all Holders and are not otherwise paid by the acquiring party.

(g)For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall TES Member be required to consent to the consummation of any Remedial Sale that does not result in the satisfaction of the Base Return in cash or that imposes obligations on TES Member after the closing of such Remedial Sale, nor shall the Company consummate any such Remedial Sale without the consent of TES Member.

Section 4.10Undrawn Commitment Amount

.  The Company shall pay to each Series A Preferred Member, within 21 days after the end of each fiscal quarter, an amount (the “Undrawn Commitment Amount”) equal to the Undrawn Commitment Rate of such Series A Preferred Member’s Undrawn Portion.  The Undrawn Commitment Amount may, at the discretion of the Board, be paid to each Series A Preferred Member (a) in cash or (b) by issuing a number of additional Series A Preferred Units in an amount equal to the quotient of (i) the Undrawn Commitment Amount divided by (ii) the Series A Preferred Issue Amount to such Series A Preferred Member (the “Undrawn Commitment Units”); provided that if, with respect to any fiscal quarter, the Company elects to satisfy any Undrawn Commitment Amount using both the forms of consideration described in the preceding clauses (a) and (b), the Company shall pay each Series A Preferred Member pro rata portions of each such form of consideration (based on each such Series A Preferred Member’s Undrawn Commitment Amount in respect of the relevant fiscal quarter).

Article V
DISTRIBUTIONS AND ALLOCATIONS

Section 5.1Distributions

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(a)Generally.  Subject to Section 5.1(b), Section 5.1(c), Section 5.2 and Article X, all Available Cash shall be retained by the Company unless otherwise agreed by the Board and consented to by Preferred Approval in accordance with Section 6.8(b)(iii).

(b)Distributions of Available Cash.

(i)The Company shall not make any distributions among the Members except as provided in Section 5.1(c), Section 5.2, and Article X; provided that, (A) the Company may make distributions among the Members pursuant to this Section 5.1(b) following the date on which there are no Series A Preferred Units outstanding; and (B) commencing with the first full fiscal quarter following the fiscal quarter in which the In-Service Date occurs and so long as all distributions required to be paid by the Company in accordance with Section 5.1(c) have been timely paid in accordance with Section 5.1(c), the Board may elect to cause the Company to make distributions of Available Cash in respect of any fiscal quarter of the Company on the Series A Preferred Distribution Payment Date for such fiscal quarter (the “Quarterly AC Distribution Date”) as follows:

(A)if no Funded Indebtedness of the Company or its Subsidiaries is outstanding on the applicable Quarterly AC Distribution Date, then the Company may make distributions of Available Cash with respect to the relevant fiscal quarter (1) __% to redeem, on a pro rata basis, the Series A Preferred Units in accordance with Section 4.8(b) (except that the Minimum Optional Redemption Amount shall not apply) and (2) __% to the Holders of Common Units in accordance with Section 5.1(b)(iii); and

(B)if (1) Funded Indebtedness of the Company or its Subsidiaries is outstanding on the applicable Quarterly AC Distribution Date and (2) the Leverage Ratio is ___ or below, then the Company may make distributions of Available Cash with respect to the relevant fiscal quarter (a) __% to redeem, on a pro rata basis, the Series A Preferred Units in accordance with Section 4.8(b) (except that the Minimum Optional Redemption Amount shall not apply) and (b) __% to the Holders of Common Units in accordance with Section 5.1(b)(iii).

(ii)In no event shall distributions made in accordance with Section 5.1(b)(i) in any fiscal quarter exceed the Maximum Quarterly AC Distribution Amount without Preferred Approval.

(iii)Subject to Section 5.1(b)(i), the Board shall, following the end of each fiscal quarter, determine the amount of Available Cash distributable to the Holders of Common Units in accordance with Section 5.1(b)(i), if any, and promptly, on or following the Series A Preferred Distributions Payment Date for such fiscal quarter, distribute any such Available Cash to the Holders of Common Units pro rata (based on the Common Unit Sharing Percentages of such Holders).

(c)Distributions on Series A Preferred Units.

(i)From and after the Effective Date, distributions at the Series A Preferred Distributions Rate (or the Series A Preferred Distributions Rate plus the Step-Up Rate pursuant to either (A) Section 5.1(c)(iii) or (B) the last sentence of Section 5.2) shall accrue on each Series A Preferred Unit (the “Series A Preferred Distributions”).  Series A Preferred Distributions shall accrue and accumulate from day to day, whether or not declared, and shall be cumulative.  When, as and if declared by the Board, subject to the Company’s right to make Series A Non-Cash Distribution Elections during the PIK Period as set forth in Section 5.1(c)(ii), Series A Preferred Distributions shall be payable in cash, in arrears on each Series A Preferred Distributions Payment Date for the fiscal quarter ending immediately prior to such Series A Preferred Distributions Payment Date (or with respect to the first applicable Series A Preferred Distributions Payment Date, for the period commencing on the Effective Date and ending on the last day of the fiscal quarter during which the Effective Date occurs) from the assets of the Company out of funds legally permitted to be distributed pursuant to the Act for payment.  Except as provided in Section

5.1(b), this Section 5.1(c), Section 5.2 and Article X, the Company shall not declare, pay or set aside any distributions or dividends on any Units (other than Series A Preferred Units) or effect any repurchase or redemption of, any Units or other Interests of the Company (other than redemptions of Series A Preferred Units in accordance with Section 4.8), in either case, so long as any Series A Preferred Units remain issued and outstanding.

(ii)Notwithstanding anything to the contrary in this Section 5.1(c), the Company may, at the sole election of the Board, with respect to any Series A Preferred Distribution accrued in respect of any fiscal quarter (or portion thereof for which a Series A Preferred Distribution is due) until the expiration of the PIK Period, elect (a “Series A Non-Cash Distribution Election”) to have up to 100% of the amount that would have been payable in cash if such distribution had been a cash distribution to instead be paid through the issuance to the Series A Preferred Member of a number of Series A Preferred Units (the “PIK Units”) equal to the quotient resulting from the division of the amount of the Series A Preferred Distribution for such quarter by the Series A Preferred Issue Amount, which issuance shall be effective as of the first day of the fiscal quarter immediately following the fiscal quarter in respect of which such payment is due in lieu of paying such portion of such accrued Series A Preferred Distribution in cash.  Notwithstanding anything in this Agreement to the contrary, for any fiscal quarter with respect to which there is any unpaid amount of any Series A Preferred Distribution, such quarter shall be deemed a fiscal quarter with respect to which the Company made a Series A Non-Cash Distribution Election.

(iii)If the Company fails to pay in cash in full all or any part of any Series A Preferred Distribution when due for any quarter following the PIK Period, then from and after the first day of the immediately following fiscal quarter and continuing until such failure is cured by payment in full in cash of all arrearages (for the avoidance of doubt, including arrearages attributable to the Step-Up Rate), (A) the Series A Preferred Distributions shall accrue at the Series A Preferred Distributions Rate plus the Step-Up Rate and (B) the amount of such accrued but unpaid cash distributions shall constitute arrearages that shall accrue and accumulate (and compound quarterly) at the Series A Preferred Distributions Rate plus the Step-Up Rate until paid.  Notwithstanding anything to the contrary in this Agreement, the portion of such arrearages attributable to the Step-Up Rate shall not be deemed distributions paid by the Company to the Holders of Series A Preferred Units for purposes of the ROI and IRR calculations as used in the calculation of the Base Return, but instead shall be deemed liquidated damages (and not a penalty) paid by the Company to the Holders of Series A Preferred Units as a return of a separate portion of the Base Return.

(d)Payments of Cash Distributions.  Payment of all cash distributions made by the Company to a Member shall be made by wire transfer of immediately available funds in accordance with such written instructions to the Company as may be provided by such Member from time to time.

Section 5.2Tax Distributions

.  To the extent (a) the Board determines that the Company has Available Cash and (b) such distributions are permitted by any credit or financing agreements to which the Company or any of its Subsidiaries is a party, the Board shall cause the

Company to make distributions to each Holder in the amount, if positive, of (X) such Holder’s Cumulative Assumed Tax Liability as of each Tax Distribution Date minus (Y) the cumulative cash distributions made to such Holder pursuant to Section 5.1 and this Section 5.2.  If, as of any Tax Distribution Date, the Company either (a) has insufficient Available Cash or (b) is not permitted under any credit or financing agreement to make distributions in an amount equal to the aggregate of the Cumulative Assumed Tax Liabilities of the Holders of Series A Preferred Units for such Tax Distribution Date  (if the Company is not permitted to make tax distributions pursuant to clauses (a) or (b), a “Tax Distribution Default”), then the Company shall make distributions to the Holders of Series A Preferred Units pursuant to this Section 5.2 to the extent of such Available Cash or to the extent permitted under such agreement, as applicable.  Notwithstanding anything in this Section 5.2 to the contrary, no Holder shall have any obligation to make any Capital Contribution to fund any distributions described in this Section 5.2.  Any distribution made pursuant to this Section 5.2 shall be treated as an advance against the next distribution payable to such Holder pursuant to Section 5.1, as applicable and shall reduce such distributions.  If the Company is in a Tax Distribution Default for any portion of any fiscal quarter during the PIK Period, the Series A Preferred Distributions Rate for such fiscal quarter shall be the Series A Preferred Distributions Rate plus the Step-Up Rate (and, notwithstanding anything to the contrary in this Agreement, such portion of distributions attributable to the Step-Up Rate shall not, to the extent distributed by the Company by issuing additional Series A Preferred Units, be deemed distributions paid by the Company to the Holders of Series A Preferred Units for purposes of the ROI and IRR calculations as used in the calculation of Base Return, but instead shall be deemed liquidated damages (and not a penalty) paid by the Company to the Holders of Series A Preferred Units).

Section 5.3Allocations

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(a)Profits and Losses.  Except as otherwise provided in this Agreement, Profit and Loss of the Company will be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.3(b) and Section 5.3(c), the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to their Target Capital Account.  “Target Capital Account” with respect to a Member or Series A Preferred Unit means (i) the distributions that would be made to such Member or in respect of such Series A Preferred Unit pursuant to Section 5.1 and Section 10.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Fair Market Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Fair Market Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 10.2 to the Members immediately after making such allocation (but determined without regard to clause (a) of the definition of “Base Return”), minus (ii) such Member’s or Unit’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.  The entitlement to distributions pursuant to this Agreement (including pursuant to a redemption or dissolution) of a Holder of Series A Preferred Units shall not be treated, for U.S. federal income tax purposes, as a guaranteed payment for the use of capital pursuant to Section 707(c) of the Code or as a capital shift for U.S. federal income tax purposes, except to the extent that a distribution is paid in cash to a Holder of Series A Preferred Units and the Company has insufficient Profit and items of gross income and gain to allocate to a Holder of Series A Preferred Units to cause such Member’s Capital Account to reflect the amount such Member actually receives, in which case such excess distribution shall be treated for U.S. federal income tax purposes as a guaranteed payment for the use of capital pursuant to Code Section 707(c).

(b)Regulatory Allocations.  Notwithstanding the foregoing provisions of Section 5.3(a), the following special allocations will be made in the following order of priority:

(i)Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Holder will be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 5.3(b)(i) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and will be interpreted consistently therewith.

(ii)Member Minimum Gain Chargeback.  If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) will be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Sections 1.704-2(g)(2) and (j)(2)(ii). This Section 5.3(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Treasury Regulation Section 1.704-2(i)(4) and will be interpreted consistently therewith.

(iii)Qualified Income Offset.  If any Holder unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain will be allocated to all such Holders (in proportion to the amounts of their respective deficit Adjusted Capital Accounts) in an amount and manner sufficient to eliminate the deficit balance in the Adjusted Capital Account of such Holder as quickly as possible; provided, that an allocation pursuant to this Section 5.3(b)(iii) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(b)(iii) were not in this Agreement.  It is intended that this Section 5.3(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iv)Limitation on Allocation of Net Loss.  If the allocation of Losses to a Holder as provided in Section 5.3(a) would create or increase an Adjusted Capital Account deficit, there will be allocated to such Holder only that amount of Losses as will not create or increase an Adjusted Capital Account deficit.  The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Holder will be allocated to the other Holders in accordance with their relative proportion of Units, subject to the limitations of this Section 5.3(b)(iv).

(v)Certain Additional Adjustments.  To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its Interest, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Holders in accordance with their Interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holders to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi)Nonrecourse Deductions.  The Nonrecourse Deductions for each taxable year of the Company will be allocated to the Common Units in proportion to their Common Unit Sharing Percentages.

(vii)Member Nonrecourse Deductions.  The Member Nonrecourse Deductions will be allocated each year to the Holder that bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

(c)Allocations with Respect to Series A Preferred Units.  Notwithstanding any other provision of this Section 5.3:

(i)Items of Company gross income and gain for the taxable period shall be allocated to the Holders of Series A Preferred Units in proportion to, and to the extent of, an amount equal to the sum of (A) the Series A Preferred Distributions that are paid in cash with respect to the Series A Preferred Units for such period; (B) after taking into account clause (A), the excess, if any, of (X) the Series A Preferred Issue Amount with respect to such Holder’s Series A Preferred Units, over (Y) such Holder’s existing Capital Account balance in respect of such Series A Preferred Units, until the Capital Account balance of each such Holder in respect of its Series A Preferred Units is equal to the Series A Preferred Issue Amount with respect to such Holder’s Series A Preferred Units; and (C) to the extent such allocation would not create or increase a Loss, additional items of gross income and gain such that the Capital Account balance in respect of each Series A Preferred Unit, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to its Target Capital Account.

(ii)Without duplication of allocations under (c)(i) above, items of Company gross income shall be allocated to the Holders of Series A Preferred Units, pro rata, until the aggregate amount of gross income allocated to each Holder of Series A Preferred Units pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Losses allocated to such Member pursuant to Section 5.3(a) for all previous taxable years.

(iii)If (A) (1) a redemption pursuant to Section 4.8 occurs, (2) a Remedial Sale occurs, or (3) the Company liquidates or dissolves pursuant to Section 10.2 (each, a “Series A Allocation Event”), and (B) after having made all other allocations provided for in this Section 5.3 for the taxable period in which the Series A Allocation Event occurs, the per unit Capital Account of each Series A Preferred Unit does not equal the amount each Holder of Series A Preferred Units receives pursuant to such Series A Allocation Event, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Members in a manner determined appropriate by the Board so as to cause, to the maximum extent possible, the per unit Capital Account of each Series A Preferred Unit to equal the amount received with respect to such Series A Preferred Units (and no other allocation pursuant to this Agreement shall reverse the effect of such allocations).  Notwithstanding anything to the contrary in this Agreement, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the balances described above, items of gross income and gain that would otherwise be included in Profit or Loss, as the case may be, for the taxable period in which the Series A Allocation Event occurs, may be reallocated from the Members holding Units other than Series A Preferred Units to Members holding Series A Preferred Units.  If a Series A Allocation Event occurs on or before 60 days after the end of the taxable period in which such Series A Allocation Event occurs and the reallocation of items for such taxable period as set forth above in this Section 5.3(c) fails to achieve the per unit Capital Accounts described above, then items of gross income, gain, loss and deduction for such prior taxable period shall be reallocated among all Members in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 5.3(c), cause the per unit Capital Account for each Series A Preferred Unit to equal the amount received with respect to a Series A Preferred Unit at the time of a Series A Allocation Event.

(iv)If, after taking into account all other provisions of this Section 5.3 other than this Section 5.3(c)(iv), (A) a Series A Allocation Event occurs on or before the date prescribed by Law for the filing of the Company’s federal income tax return for the taxable period immediately prior to the taxable period in which the Series A Allocation Event occurs and (B) the reallocation of items for the taxable period in which the Series A Allocation Event occurs as set forth in this Section 5.3(c) fails to achieve the per unit Capital Account described in this Section 5.3(c), then for US federal income tax purposes, any deficit in such per unit Capital Account described in this Section 5.3(c) will be treated as a guaranteed payment for the use of capital within the meaning of Code Section 707(c).

(d)Tax Allocations.

(i)Except as provided in Section 5.3(d)(ii), for income tax purposes under the Code and the Treasury Regulations, each Company item of income, gain, loss, deduction and credit will be allocated between the Members in the same manner as the correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article V.

(ii)Tax items with respect to Company assets that are contributed to the Company (or deemed contributed to the Company, consistent with Revenue Ruling 99-5,

1991 C.B. 434) with a Gross Asset Value that varies from its basis in the hands of the contributing Holder immediately preceding the date of contribution will be allocated between the Holders for federal income tax purposes pursuant to Treasury Regulations promulgated under Code Section 704(c) so as to take into account such variation.  The Company will account for such variation using the “remedial method” under Treasury Regulation Section 1.704-3(d).  If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value” in this Agreement, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company asset will take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Treasury Regulations promulgated thereunder using the “remedial method” under Treasury Regulation Section 1.704-3(d).

(iii)Allocations pursuant to this Section 5.3(d) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Holder’s Capital Account or share of Profits, Losses and any other items or distributions pursuant to any provision of this Agreement.

(e)Other Provisions.

(i)For any Tax Year or other period during which any part of any Interest in the Company is Transferred between the Holders or to another Person (other than by pledge of, or grant of a security interest in, such Interest), the portion of the Profits, Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an Interest in the Company will be apportioned between the transferor and the transferee under any method allowed pursuant to Code Section 706 and the applicable Treasury Regulations as determined by the Board.

(ii)For purposes of determining a Holder’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Holder’s interest in Profits shall be in the same proportion as Nonrecourse Deductions are allocated to such Holder, as provided in Section 5.3(b)(vi).

(iii)The allocations set forth in Section 5.3 are intended to comply with the Code and Treasury Regulations.  If the Board determines that the allocations to a Member are not in compliance with the Code and Treasury Regulations, the Board is authorized to make any appropriate adjustments; provided that the Board shall make no adjustments without first notifying the Members, providing an explanation of the proposed adjustments and permitting the Members to discuss the proposed adjustments with the Board; provided, further that the Board may not make any adjustments that would have a disproportionate and adverse impact on the Series A Preferred Members without Preferred Approval.

(f)Valuation; Revaluation.  Except as otherwise specifically provided in this Agreement, valuations for purposes of allocation of tax items will be made by the Board or, in the discretion of the Board, by independent third parties appointed by the Board and deemed qualified by the Board to render an opinion as to the value of the Company’s assets, using customary and industry accepted valuation techniques and taking into account such information relating to the investments, assets and liabilities of the Company as the Board or independent third party, as the case may be, as are customary and reasonable and each such valuation shall be determined without application of any minority, illiquidity, or other discount.

Section 5.4Withholding

.  The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or Law, and each Holder hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Holder any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Holder pursuant to this Agreement.  If the Company determines that it is required to withhold any amount payable to a Holder, the Company shall use commercially reasonable efforts to provide such Holder at least three Business Days prior to the date the applicable payment is scheduled to be made with (a) written notice of the intent to deduct and withhold, which shall include a copy of the calculation of the amount to be deducted and withheld, and (b) a reasonable opportunity for such Holder to provide forms or other evidence that would exempt such amounts from withholding (or reduce such withholding).  Any amounts withheld pursuant to this Section 5.4 will be treated as having been distributed to such Holder.  To the extent that the cumulative amount of such withholding for any period exceeds the distributions to which such Holder is entitled for such period, the amount of such excess will be considered a loan from the Company to such Holder, with interest accruing at 2% plus the Interest Rate. Such loan may, at the option of the Board, be satisfied (a) out of distributions to which such Holder would otherwise be subsequently entitled, or (b) by the immediate payment in cash to the Company of such excess amount.

Article VI
MANAGEMENT

Section 6.1Management

.  Subject to Section 4.9, Section 6.8 and any other provisions of this Agreement expressly setting forth rights of any Member or Members to consent to the conduct of any of the business or affairs of the Company, the business and affairs of the Company shall be managed and controlled by a board of directors (the “Board,” and each member of the Board, a “Director”), and the Board shall have full and complete discretion to manage and conduct the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary, advisable or appropriate to accomplish the purposes of the Company as set forth in Section 2.5.  Notwithstanding the foregoing, but without limiting the rights of the Series A Preferred Director under Section 6.2(n) or otherwise, no Director in his or her individual capacity shall have the authority to manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to the Directors through the Board and to such agents of the Company as designated by the Board.  In addition to the powers that now or hereafter may be granted under the Act and to all other powers granted under any other provision of this Agreement, subject to Section 4.9, Section 6.8 and any other provisions of this Agreement expressly setting forth rights of any Member or Members to consent to the conduct of any of the business or affairs of the Company, the Board shall have full power and authority to do all things on such terms as the Board may deem necessary or appropriate to conduct, or cause to be conducted the business and affairs of the Company in accordance with the terms of this Agreement.

Section 6.2Board

.

(a)Composition; Initial Directors.  Subject to the remaining provisions of this Article VI, the Board shall initially consist of four Directors, designated as follows:

(i)three designees appointed by Summit Member (each, a “Summit Director”); and

(ii)one designee chosen by the Series A Preferred Members (acting with Preferred Approval) (such Director, the “Series A Preferred Director”), solely for the purposes set forth in, and subject to the terms and conditions of, Section 6.2(n).

Each Director shall serve in such capacity until such Director’s successor has been elected and qualified or until such individual’s death, resignation or removal.  The initial Board shall consist of the individuals listed on Exhibit B.  The members of the Board shall be “directors” within the meaning of the Act.  The number of Directors may not be increased or decreased except as provided in this Agreement.

(b)Removal.  Any Director may be removed with or without cause only by consent of the Member or Members entitled to designate such Director.  The removal of a Director who is also a Member will not affect the Director’s rights as a Member and will not constitute the resignation of such Member.

(c)Resignations.  A Director may resign at any time.  Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Company.  The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(d)Vacancies.  In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Director, the vacancy shall be filled by (i) in the case of a Summit Director, Summit Member, or (ii) in the case of the Series A Preferred Director, the Series A Preferred Members (acting with Preferred Approval).

(e)Attendance; Votes per Director; Quorum; Required Vote for Board Action.  Subject to Section 6.2(n), only the Summit Directors will have the right to vote on matters before the Board and each Summit Director shall have one vote.  Unless otherwise required by this Agreement, including Section 6.2(n), Summit Directors having a majority of the votes, either present (in person or by teleconference) or represented by proxy, shall constitute a quorum for the transaction of business at a meeting of the Board.  Unless expressly provided otherwise in this Agreement, including Section 6.2(n), approval of a matter by the Board will require the affirmative vote of Summit Directors having a majority of the votes then entitled to be cast by the total number of Summit Directors then entitled to be appointed to the Board.

(f)Notice of Meetings; Place of Meetings; Order of Business.  Notice of any meeting of the Board shall be given to each Director (except as otherwise provided in this Section 6.2) by an Officer or one of the Summit Directors calling the meeting at least 48 hours in advance of any meeting of the Board (provided that shorter notice may be given as necessary or desirable to permit the Board to respond timely to an emergency).  The Board may hold its meetings and may have an office and keep the books of the Company, except as otherwise provided by Law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution.  At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(g)Regular Meetings.  Regular meetings of the Board may be held at such times and places as shall be designated by resolution of the Board; provided, however, during any period in which the Series A Preferred Members are entitled to appoint a Board Observer in accordance with Section 6.2(o), regular meetings of the Board shall be held quarterly at such times and places as shall be designated by resolution of the Board.  At each such meeting, the Board shall discuss the business activities of the Company and its Subsidiaries that took place during such quarterly period and the operating and financial performance of the Company and its Subsidiaries for such quarterly period.  Unless the purpose of the meeting includes the contemplation of a Series A Preferred Director Approval Event, the Series A Preferred Director shall not have the right to receive notice or attend regular meetings of the Board.

(h)Special Meetings.  Special meetings of the Board may be called at any time by a majority of the Summit Directors.  Unless the purpose of a special meeting includes the contemplation of a Series A Preferred Director Approval Event, the Series A Preferred Director shall not have the right to receive notice or attend special meetings of the Board.

(i)Compensation; Reimbursement.  No Director shall receive any compensation for serving on the Board.  All of the Directors shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with carrying out such Directors’ duties as a member of the Board.

(j)Action Without a Meeting.  Other than any action with respect to a Series A Preferred Director Approval Event (which action must be taken in person or telephonically), any action required or permitted to be taken at any meeting of the Board may be taken without a meeting and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Summit Directors having not fewer than the minimum number of votes that would be necessary to take the action at a meeting of the Board at which all Summit Directors entitled to vote on the action were present (in person or by teleconference) or represented by proxy and voted.  Notice of actions taken by written consent in lieu of a meeting of the Board shall be delivered to each Summit Director as promptly as reasonably practicable following the date the requisite consent is obtained.

(k)Telephonic Conference Meeting.  Subject to the requirement for notice of meetings, Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a Director participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(l)Waiver of Notice Through Attendance.  Attendance of a Director at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Directors at such meeting of such purpose.

(m)Reliance on Books, Reports and Records.  Each Director shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.

(n)Series A Preferred Director Approval Event.  Notwithstanding anything in this Agreement to the contrary, (i) if the Board desires to take any action that would cause or constitute a Series A Preferred Director Approval Event, the Board may only approve such Series A Preferred Director Approval Event with the approval of (A) a majority of the Directors and (B) the approval of the Series A Preferred Director, (ii) if the purpose of any regular or special meeting of the Board includes the contemplation of a Series A Preferred Director Approval Event, then the presence (in person or by teleconference) of the Series A Preferred Director shall be required to constitute a quorum for the transaction of business at such meeting of the Board and (iii) no action with respect to a Series A Preferred Director Approval Event may be taken by the Board except at a regular or special meeting of the Board duly called in accordance with the terms of this Agreement.

(o)Board Observer.  For any period during which the Step-Up Rate is in effect pursuant to Section 5.1(c)(iii), the Series A Preferred Members (acting with Preferred Approval) shall be entitled to appoint one Board observer (the “Board Observer”), who shall be entitled to attend any meetings of the Board and participate in any meeting of the Board to the extent any Director would participate; provided that, (i) this Board Observer right shall automatically terminate at such time as the Step-Up Rate ceases to be in effect pursuant to Section 5.1(c)(iii); (ii) the Board Observer shall not have any right to vote on any matters before the Board; and (iii) the Board Observer may be excluded from any meeting of the Board or portion thereof (x) to preserve attorney-client work product or similar privilege or (y) if the Board determines, based on advice of outside legal counsel, that there exists, with respect to the subject of a meeting or Board materials, an actual or conflict of interest between the Board Observer and the Company; provided, further that, the Series A Preferred Members right to appoint the Board Observer shall be reinstated at any time in which the Step-Up Rate is in effect pursuant to Section 5.1(c)(iii).  The Company (or Officer or Director, as applicable) shall provide the Board Observer with all notices and information provided to the Board at the same time and in the same manner as provided to the Directors, including notice of all meetings of the Board or actions to be taken by written consent in lieu of a meeting.  The Board Observer shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in order to attend meetings of the Board in the same manner as provided to the Directors.  The Series A Preferred Members (acting with Preferred Approval) shall have the right to remove and/or replace the Board Observer at any time by delivering written notice of such removal and/or replacement to the Company or the Board (for the avoidance of doubt, removing the Board Observer will not prejudice or eliminate the Series A Preferred Members’ right to appoint a subsequent Board Observer in accordance with this Section 6.2(o)).

Section 6.3Officers

.  The Board may, from time to time, designate one or more Persons to be Officers of the Company, with such titles as the Board may assign to such Persons.  No Officer need be a Member or a resident of the State of Delaware.  Officers so designated will have such authority and perform such duties as the Board may, from time to time, delegate to them and, unless otherwise specified by the Board, will have the authority and responsibilities generally held by officers of a Delaware corporation holding the same titles.  Any number of offices may be held by the same Person.  Each Officer shall have such fiduciary duties to the Company and its Members that an officer of a Delaware corporation having a corresponding title would have.  The salaries or other compensation, if any, of the Officers and agents of the Company will be fixed from time to time by the Board.  Any Officer may resign as such at any time.  Such resignation will be made in writing and delivered to the Board and will take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  Any Officer may be removed as such, either with or without cause, by the Board, in its discretion.  Any vacancy occurring in any office of the Company may be filled by the Board.

Section 6.4Waiver of Fiduciary Duties; Indemnification; Limitation of Liability

.

(a)Other than any action or failure to act in breach of Section 6.8(b)(xxiv) (which such breach would, for the avoidance of doubt, constitute a breach of the fiduciary duty of the Members acting or failing to act in breach of Section 6.8(b)(xxiv)), no Member shall have any fiduciary or other duty to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing, and no Member shall be liable in damages to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by a bad faith violation of the implied contractual covenant of good faith and fair dealing or actual (and not constructive) fraud or willful misconduct, or, with respect to any criminal action or proceeding, that such Member acted with knowledge that such Member’s conduct was unlawful.

(b)Other than any action or failure to act in breach of Section 6.2(n) (which such breach would, for the avoidance of doubt, constitute a breach of the fiduciary duty of the Directors acting or failing to act in breach of Section 6.2(n)), no Director shall have any fiduciary or other duty to the Company, any Member or any other Person that is a party to or is otherwise bound by this Agreement other than the implied contractual covenant of good faith and fair dealing, and no Director shall be liable in damages to the Company, any Member or any other Person that is a party to or is otherwise bound by this Agreement by reason of, or arising from or relating to the operations, business or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that it is determined by a final, non-appealable order of a court of competent jurisdiction that any of the foregoing was caused by a bad faith violation of the implied contractual covenant of good faith and fair dealing, or actual (and not constructive) fraud or willful misconduct, or, with respect to any criminal action or proceeding, that such Director acted with knowledge that its conduct was unlawful.

(c)Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (i) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable Law, be owed by any Director or Member to the Company, the Members, any other Person who acquires an interest in the Company or any other Person who is bound by this Agreement or (ii) to constitute a waiver of such duties by the Company, the Members, any other Person who acquires an interest in the Company or any other Person who is bound by this Agreement or a consent by any of the foregoing to any such replacement, restriction or elimination, such provision shall be deemed to have been approved by the Company, all the Members, each other Person who acquires an interest in the Company and each other Person who is bound by this Agreement.

(d)Each Director, in performing its obligations under this Agreement, shall be entitled to act or omit to act considering only such factors as such Director chooses to consider, and any action of such Director or failure to act, taken or omitted in good faith reliance on this Section 6.4 shall not constitute a breach of any duty (including any fiduciary duty, all of which are disclaimed to the extent provided in Section 6.4(b)) on the part of such Director to the Company or any other Member.  Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by applicable Law, and without limiting the foregoing, (i) subject to the provisions of this Agreement, each Director may grant or withhold approval, in such Director’s sole and absolute discretion, with respect to any action before such Director on which it is entitled to grant approval and (ii) with respect to any action before a Director on which such Director is entitled to vote or grant approval, to the fullest extent permitted by applicable Law, such Director shall be entitled to consider only such interest and factors as it desires, including its own interests or the interest of such Director or its Affiliates, and shall have no duty (including any fiduciary or quasi-fiduciary duty) or obligation to give any consideration to any interest of or factors affecting the Company, the Members or any of their respective Subsidiaries, Affiliates or any other Person.

(e)To the maximum extent permitted by applicable Law, but subject to the provisions of this Section 6.4, the Directors, Officers, the Board Observer and the Company Representative (or Persons acting at the written request of the Company in a similar capacity, which request may be inferred from written consents by the Board) (each an “Indemnitee”) will not be liable for, and will be indemnified and held harmless by the Company against, any and all claims, actions, demands, losses, damages, liabilities, costs, or expenses, including attorney’s fees, court costs, and costs of investigation, actually and reasonably incurred by any such Indemnitee (collectively, “Indemnified Losses”) arising from any civil, criminal or administrative proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Director, Officer, Board Observer or Company Representative of the Company, or by reason of its involvement in the management of the affairs of the Company, whether or not it continues to be such at the time any such Indemnified Loss is paid or incurred, except to the extent that any of the foregoing is determined by a final, non-appealable order of a court of competent jurisdiction that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in actual (and not constructive) fraud, willful misconduct, or, with respect to criminal matters, that an Indemnitee acted with knowledge that his conduct was unlawful.  IT IS THE EXPRESS INTENT OF THE COMPANY THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ANY LOSS THAT HAS RESULTED FROM OR IS ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE OF THE INDEMNITEE.

(f)To the maximum extent permitted by applicable Law, expenses incurred by an Indemnitee in defending any proceeding (except a proceeding by or in the right of the Company), will be paid by the Company in advance of the final disposition of the proceeding, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is adjudicated to be ineligible for indemnification as authorized pursuant to this Section 6.4.

(g)The indemnification provided by this Section 6.4 will inure to the benefit of the heirs and personal representatives of each Indemnitee.

(h)Any indemnification pursuant to this Section 6.4 will be made only out of the assets of the Company and will in no event cause any Member to incur any personal liability nor shall it result in any liability of the Members to any third party.  The Company shall not be required to make a capital call to fund any indemnification obligation hereunder, nor shall any of the Members (including any of the Series A Preferred Members) be required to make any Capital Contribution to the Company to fund any indemnification obligation hereunder.

(i)The rights of indemnification provided in this Section 6.4 are in addition to any rights to which an Indemnitee may otherwise be entitled by contract (including advancement of expenses) or as a matter of Law.

(j)The Company will have the power to purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against such Indemnitee and incurred by such Indemnitee in any such capacity, or arising out of such Person’s status as a Indemnitee, whether or not the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Section 6.4 or under applicable Law.  The Company will obtain and fully pay a customary directors’ and officers’ insurance policy (“D&O Insurance”) covering the Directors and Officers of the Company (including the Series A Preferred Director and Board Observer).  The Company will cause the D&O Insurance to remain in effect for all periods during with any Series A Preferred Units are outstanding and shall ensure that the Board Observer and Series A Preferred Director are named insureds and covered by customary “Side A” coverage under the D&O Insurance and, in each case, are entitled to terms, conditions, retentions and limits of liability thereunder that are at least as favorable as the those provided under the directors’ and officers’ insurance coverage provided to any Summit Director by the Company or by Summit Parent to its directors.

(k)Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.4 or Section 6.7 shall (i) limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against the any Member, Director, Officer or other Covered Person for a breach of contract claim relating to any binding agreement to which such Covered Person is a party (including, where applicable, this Agreement or any of the Other Transaction Documents) or (ii) entitle any such Covered Person to be indemnified or advanced expenses with respect to such a breach.

Section 6.5Company as Indemnitor of First Resort

.

(a)The Company hereby agrees that it is the indemnitor of first resort under this Agreement or any other indemnification agreement, arrangement or undertaking with respect to any Indemnitee, and as a result the Company’s obligations to any such Indemnitee under this Agreement or any other agreement, arrangement or undertaking to provide advancement of expenses and indemnification to such Indemnitee are primary without regard to any rights such

Indemnitee may have to seek or obtain indemnification or advancement of expenses from any other Person or any of its Affiliates (“Other Indemnitor”) or from any insurance policy for the benefit of such Indemnitee, and any obligation of any Other Indemnitor to provide advancement or indemnification for all or any portion of the same expenses, liabilities, judgments, penalties, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgments, penalties, fines and amounts paid in settlement) incurred by such Indemnitee and any rights of recovery of such Indemnitee under any insurance policy for the benefit of such Indemnitee are secondary; and

(b)

(i)if any Indemnitee pays or causes to be paid, for any reason, any amounts otherwise payable or indemnifiable under Section 6.4(e), then such Indemnitee shall be indemnified therefor in accordance with Section 6.4(e);

(ii)if any other party pays or causes to be paid on behalf of an Indemnitee, for any reason, any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement or undertaking (whether pursuant to contract, organizational document or otherwise) with such Indemnitee (a “Third Party Payor”), then (x) such Third Party Payor shall be fully subrogated to all rights of an Indemnitee with respect to such payment and (y) the Company shall fully indemnify, reimburse and hold harmless such Third Party Payor for all such payments actually made by such Third Party Payor; and

(iii)if any Indemnitee collects under any insurance policy for the benefit of such Indemnitee, any amounts otherwise payable or indemnifiable hereunder or under any other indemnification agreement, arrangement or undertaking (whether pursuant to contract, organizational document or otherwise) with such Indemnitee, then (x) such insurer shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Company shall fully indemnify, reimburse and hold harmless such insurer for all such payments actually made by such insurer.

Section 6.6Other Activities

.  Except as set forth in the second sentence of Section 3.6(a), the Members and their respective Affiliates and their respective equity holders, partners, members, officers, directors, employees and managers and any Person appointed to serve as a Director of the Company or any of its Subsidiaries by any of the foregoing (collectively, the “Covered Persons”) may engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such activities are considered competitive with the Company or its business (the “Right to Compete”), and neither the Company nor any other Member will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper.  The Right to Compete of the Covered Persons does not require notice to, approval from, or other sharing with, any of the other Members or the Company.  Subject to the second sentence of Section 3.6(a), (a) the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive venture or activity of any Covered Person and (b) no

Covered Person will have any obligation to the Company or its other Members with respect to any opportunity.

Section 6.7No Recourse Against Nonparty Affiliates

.  All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (together with each of TES Member’s or any Series A Preferred Member’s assignee(s) pursuant to Section 4.3 and Section 4.5 and each of their respective transferees of Units in accordance with this Agreement) (collectively, the “Contracting Parties”).  No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, equityholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.  Notwithstanding the foregoing, in no event shall any provision of this Section 6.7 limit any obligation of Summit Parent under the Summit Parent Guarantee in any respect.

Section 6.8Preferred Approvals

.

(a)Holders of Series A Preferred Units shall not have any voting, consent or approval rights except as set forth in this Section 6.8, as expressly set forth elsewhere in this Agreement or as otherwise from time to time specifically required by the Act or the Certificate.

(b)Notwithstanding anything in this Agreement to the contrary, the Company shall be required to obtain Preferred Approval prior to the Company or any of its Affiliates effecting, or permitting to be effected, any of the following:

(i)other than for the sole purpose of effecting, and to the extent necessary to effect, a Permitted Summit Holdco Sell-Down, any amendment, alteration,

modification, waiver, repeal or similar change (including by way of merger, consolidation, conversion or other transaction) of any provision of this Agreement, the Certificate or any other organizational documents of the Company, which directly or indirectly modifies in any respect the rights, preferences, privileges or powers of the Series A Preferred Units or of any of the Holders thereof, or of the Series A Preferred Director (including for the avoidance of doubt, any amendment, alteration, modification, waiver, repeal or similar change to Section 6.2(n)) or that would otherwise be reasonably expected to be adverse to the Series A Preferred Units or any of the Holders thereof;

(ii)except for issuances of Series A Preferred Units in accordance with Article IV, (A) any creation or issuance of Units (or any security or other obligation convertible into or exchangeable for Units) that would have, or reclassification of Units the effect of which is such reclassified Units would have, rights, preferences or privileges (including with respect to distributions or rights upon liquidation, winding up or dissolution) superior to or on parity in any respect with the Series A Preferred Units (including the issuance of any additional Series A Preferred Units) which, for the avoidance of doubt, includes any Units that require the Company to pay distributions that would have priority to or parity with distributions payable on the Series A Preferred Units or that would have rights to distributions that would reduce the ability of the Company to pay distributions in respect of the Series A Preferred Units or (B) any issuance of Capital Stock by any Subsidiary of the Company (other than (1) to the Company, (2) to any wholly-owned Subsidiary of the Company, (3) to Exxon in accordance with Section 3.21 of the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto) or (4) in accordance with and subject to clause (d)(ii) of the definition of “Permitted Summit Operating Sell-Down” for the sole purpose of effecting a Permitted Summit Operating Sell-Down);

(iii)any dividend or distribution on, or repurchase or redemption of, any Unit or any Capital Stock of any Subsidiary of the Company, excluding any distributions in accordance with Sections 4.10, 5.1(b), 5.1(c) and 5.2 or any repurchase or redemption of Series A Preferred Units in accordance with this Agreement (including Section 4.8);

(iv)increase (A) a Series A Preferred Member’s Commitment or (B) the Accordion Amount;

(v)reduce the Series A Preferred Distributions Rate, change the form of payment of distributions on the Series A Preferred Units, change the Series A Preferred Distributions Payment Date or change the seniority rights of the Series A Preferred Members as to the payment of distributions in relation to the Holders of any other class or series of Units;

(vi)(A) reduce the amount payable or change the form of payment to the Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or upon a Change of Control, Remedial Sale, Initial Public Offering or any other event, or (B) change the seniority of the liquidation preferences of the Holders of the Series A Preferred Units in relation to the rights upon liquidation of the Holders of any other class or series of Units;

(vii)reduce in any manner the rights, powers, preferences or privileges, or increase in any manner the duties, liabilities or obligations, of any Series A Preferred Member or the Series A Preferred Units pursuant to this Agreement or the Certificate of Formation;

(viii)any incurrence of Funded Indebtedness by the Company or its Subsidiaries prior to receipt of FERC Approval;

(ix)any incurrence of Funded Indebtedness by the Company or its Subsidiaries that is not in compliance with Section 6.9;

(x)any Lien upon any property or assets of the Company or any of its Subsidiaries, except for (A) any Lien that is customarily incurred or created in connection with the incurrence of Funded Indebtedness that is approved under Section 6.8(b)(viii) or Section 6.8(b)(ix) or Funded Indebtedness that is otherwise permitted under Section 6.9 and (ii) any Lien incurred by Double E in compliance with Section 6.12 of the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto); provided, that, for the avoidance of doubt nothing in this Section 6.8 shall restrict Summit Member from pledging, or otherwise creating a Lien on, Units held by it pursuant to the terms of Funded Indebtedness of Summit Parent and its Subsidiaries (other than the Company and its Subsidiaries);

(xi)any transaction which results (or would result) in the Company or any of its Subsidiaries becoming a “restricted subsidiary” or otherwise obligated under the terms of any Funded Indebtedness incurred by Summit Parent or any of its Subsidiaries (other than the Company or its Subsidiaries);

(xii)any transaction which results (or would result) in a Change of Control with respect to which each Holder of Series A Preferred Units does not receive, upon the consummation of such transaction, an amount in cash equal to the Base Return with respect to each Series A Preferred Unit held by such Holder;

(xiii)any Initial Public Offering with respect to which each Holder of Series A Preferred Units does not receive, upon the consummation of such Initial Public Offering, an amount in cash equal to the Base Return with respect to each Series A Preferred Unit held by such Holder;

(xiv)any Remedial Sale with respect to which each Holder of Series A Preferred Units does not receive, upon the consummation of such Remedial Sale, an amount in cash equal to the Base Return with respect to each Series A Preferred Unit held by such Holder;

(xv)(A) any sale or transfer of assets by the Company and its Subsidiaries (other than Double E) (including, for the avoidance of doubt, any Transfer by the Company of any interest in Permian Transmission or by Permian Transmission of any interest in Double E, other than any Permitted Summit Operating Sell-Down) on a consolidated basis with a sale price in excess of $__ in any 12-month period or $___ in the aggregate, or (B) any sale or transfer of assets by Double E (other than (x) sales or other dispositions of obsolete assets in the ordinary course of business or (y) sales in compliance with Section 6.12 of the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto) and that have a sale price less than $__); provided that, in the case of both clauses (A) and (B), such Transfer must be on an arms’ length basis for fair market value (which, in the case of the Company, shall be as determined in Good Faith by the Board); provided further that, without limiting the foregoing, in the case of both clauses (A) and (B), 100% of such sale proceeds actually received by the Company (whether directly as a result of such sale or as a distribution from a Subsidiary of the Company) shall be concurrently applied to optionally redeem the Series A Preferred Units in accordance with Section 4.8(b), and any other proceeds received by a Subsidiary of the Company shall be used: (i) to fund “Required Contributions” (as such term is defined in the Double E LLC Agreement), (ii) to repay Funded Indebtedness or (iii) to fund operations of Double E;

(xvi)subject to Section 6.8(b)(xv), any Permitted Summit Operating Sell-Down with respect to which 100% of the proceeds are not (A) if actually received by the Company (whether directly as a result of such Transfer or as a distribution from a Subsidiary of the Company), concurrently applied to optionally redeem the Series A Preferred Units in accordance with Section 4.8(b) or (B) if not actually received by the Company, used (i) to fund “Required Contributions” (as such term is defined in the Double E LLC Agreement), (ii) to repay Funded Indebtedness or (iii) to fund operations of Double E;

(xvii)any use by the Company or its Subsidiaries (other than Double E) of (A) Specified Exxon Proceeds for any purpose other than (A) if actually received by the Company, optionally redeeming the Series A Preferred Units in accordance with Section 4.8(b) or (B) if not actually received by the Company, used (i) to fund “Required Contributions” (as such term is defined in the Double E LLC Agreement), (ii) to repay Funded Indebtedness or (iii) to fund operations of Double E;

(xviii)except for “Required Contributions” as such term is defined in the Double E LLC Agreement, incur any capital expenditures by the Company or its Subsidiaries in excess of $____ more than the aggregate amount provided in the Development Budget on an 8/8ths basis;

(xix) (A) any change to the principal line of business of the Company and its Subsidiaries beyond engaging in the Business and activities that are related or incidental thereto or (B) using any Capital Contributions for any purposes other than in furtherance of the Business;

(xx)except for “De Minimis Affiliate Contracts” as defined in the Double E LLC Agreement (as in effect on the Effective Date, without any amendments, modifications, supplements, waivers or other changes thereto), any agreement (or amendment or termination thereof) or transaction between the Company or any of its Subsidiaries, including any equity issuance or transfer or business combination of any nature, on the one hand, and any of its officers, employees, members of the Board, Holders of Units or Affiliates, Summit Parent or its Controlled Subsidiaries or ECP or any Qualifying Owner, on the other hand, unless such transaction is (A) consummated in the ordinary course of business of the Company or such Subsidiary, (B) on terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arms-length transaction with a third party and (C) involving total consideration not in excess of $__;

(xxi)any amendment, alteration, modification, waiver, repeal or similar change to (including by way of merger, consolidation, conversion or other transaction), or any termination of, a Material Contract (including, but not limited to, the C&M Agreement and the O&M Agreement) which (A) in the case of a Material Contract in which the Company is a party, adversely affects the rights, preferences, privileges or benefits of the Company or (B) in the case of any Material Contract, that would reasonably be expected to be adverse to the Series A Preferred Units or any of the Holders thereof;

(xxii)any amendment, alteration, modification, waiver, repeal or similar change to (including by way of merger, consolidation, conversion or other transaction), or any termination (other than by its terms) of, the Summit Parent Guarantee other than in accordance with a Permitted Summit HoldCo Sell-Down;

(xxiii)any conversion of the Company into a corporation or other type of entity;

(xxiv) (A) liquidating or dissolving the Company or any of its Subsidiaries; (B) taking any action that results, or would reasonably be expected to result, in a Bankruptcy Event of the Company or any of its Subsidiaries; (C) adopting a plan of liquidation of the Company or any of its Subsidiaries; (D) taking any action to commence any suit, case, proceeding or other action under any existing or future Law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to the Company or any of its Subsidiaries, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to the Company or any of its Subsidiaries; (E) appointing a receiver, trustee, custodian or other similar official for the Company or any of its Subsidiaries, or for all or any material portion of the assets of the Company or any of its Subsidiaries; or (F) making a general assignment for the benefit of the creditors of the Company or any of its Subsidiaries;

(xxv)forming any Subsidiary of the Company other than a New Intermediate Holdco for purposes of a Permitted Summit Operating Sell-Down;

(xxvi)any election by the directors elected by Permian Transmission to the board of managers of Double E to continue development of the Double E Pipeline in accordance with Section 3.22(a)(ii) of the Double E LLC Agreement;

(xxvii)any change to the tax classification of the Company or any of its Subsidiaries;

(xxviii)refraining from making a tax election under the Partnership Tax Audit Rules, which election would prevent the Company or any of its Subsidiaries from being liable for income tax adjustments in respect of its income;

(xxix)(A) other than for the sole purpose of effecting, and to the extent necessary to effect, a Permitted Summit Operating Sell-Down, any amendment, alteration, modification, waiver, repeal or like change (including by way of merger, consolidation, conversion or other transaction or otherwise) to the governing documents of the Subsidiaries of the Company (other than the Double E LLC Agreement) or (B) solely with respect to the organizational documents of Double E, which would reasonably be expected to adversely affect Permian Transmission or that would reasonably be expected to be adverse to the Series A Preferred Units or any of the Holders thereof; and

(xxx) agreeing or committing to take any of the preceding actions.

(c)Notwithstanding anything in Section 6.8(b) to the contrary, in no event shall Preferred Approval be required in connection with any Capital Contribution by the Summit Member to the Company, by the Company to Permian Transmission or by Permian Transmission to Double E; provided that such Capital Contribution is made only in cash and is in exchange only for common equity interests of the issuing Entity.

(d)Notwithstanding anything in this Agreement to the contrary, at any time Summit Parent (or any of its Affiliates, Qualifying Owners or Subsidiaries) or the Company (or any of its Subsidiaries) beneficially owns any of the Series A Preferred Units (and, in the case of the Company, to the extent such Series A Preferred Units have not been irrevocably cancelled by the Company), none of such Series A Preferred Units shall be considered outstanding Series A Preferred Units or otherwise counted or have any rights for purposes of Preferred Approval or any other approval, consent, vote, or similar right conferred to Holders of Series A Preferred Units or Series A Preferred Members in this Agreement or otherwise, including with respect to the calculation of Series A Preferred Sharing Percentage in connection with any of the foregoing.

Section 6.9Financial Covenant

.  Prior to FERC Approval, the Company and its Subsidiaries shall not incur, create, assume or guarantee any Funded Indebtedness.  After FERC Approval and notwithstanding anything to the contrary in this Agreement, so long as any Series A Preferred Units remain outstanding, the Company and its Subsidiaries shall not incur, create, assume or guarantee any Funded Indebtedness, except with Preferred Approval, unless, (a) following such incurrence, creation, assumption or guarantee, the Total Invested Capital Ratio is less than ___% and (b) such Funded Indebtedness is a Market-Based Financing.  Notwithstanding the foregoing and for the avoidance of doubt, so long as there is no Funded Indebtedness of the Company and its Subsidiaries (other than Double E) outstanding, the provisions of this Section 6.9 shall not limit the Company’s ability to draw the full amount of the Commitment pursuant to Section 4.3 and the Preferred Purchase Agreement. The Company and its Subsidiaries shall not agree to any terms in a Market-Based Financing that expressly limit the rights, preferences, privileges or powers of the Series A Preferred Units or of any of the Holders thereof under this Agreement relative to a Market-Based Financing.  Prior to the Company and its Subsidiaries incurring (or agreeing or committing to incur) any Funded Indebtedness, the Company shall notify the Series A Preferred Members of its intention to incur Funded

Indebtedness, the contemplated terms of such Funded Indebtedness and whether any transactions involving the Company or any of its Subsidiaries are contemplated in connection therewith, and thereafter the Company shall reasonably and in good faith consult with TES Member regarding the terms of such Funded Indebtedness.

Article VII
RIGHTS OF MEMBERS; CONFIDENTIALITY

Section 7.1Access to Information; Inspection Rights

.  In addition to the other rights specifically set forth in this Agreement, the Members will have access to all information to which a Member is entitled to have access under the Act.  The Company shall permit each Series A Preferred Member and each of its designated representatives, during normal business hours and upon reasonable advance notice to the Company, for any purpose reasonably related to such Series A Preferred Member’s Series A Preferred Units, to (a) inspect the books, records, contracts and agreements of the Company and its Subsidiaries, and, in each case, make copies thereof, (b) obtain any other information reasonably requested by such Series A Preferred Member relating to the Company and its Subsidiaries and (c) meet with senior management of the Company in respect of the items set forth in clauses (a) and (b).  All costs incurred in such inspection will be borne by the requesting Series A Preferred Member; provided, that if it is determined that the Company or any of its Subsidiaries is in breach of this Agreement, then such costs will be borne by the Company.

Section 7.2Financial Reports; Information

.  The Company shall furnish the following financial reports and other information to the Members:

(a)not later than 30 days after the end of each calendar month, and in no event more than one day after such information is provided to Exxon, a copy of the “flash report” provided to Permian Transmission under Section 7.4(f) of the Double E Agreement;

(b)within 45 days after the end of each quarter an unaudited consolidated balance sheet as of the end of such quarter and unaudited related income statement and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with GAAP, consistently applied;

(c)within 90 days after the end of each Fiscal Year:

(i)an audited consolidated balance sheet as of the end of such Fiscal Year and the related consolidated income statement, statement of Members’ equity and statement of cash flows for such Fiscal Year prepared in accordance with GAAP and a signed audit letter from the Company’s auditors; and

(ii)a copy of the reports from the Company’s auditors pursuant to Statements of Auditing Standards 114 and 115 for such Fiscal Year;

(d)within five days of receipt thereof, any reports delivered to (i) Permian Transmission or any of its Affiliates in such Person’s capacity as a member of Double E (including any “Capital Call Forecasts” (as defined in the Double E LLC Agreement)) and (ii) any Summit Director (as defined in the Double E LLC Agreement) in such Person’s capacity as a director of Double E;

(e)within 45 days after the end of the quarter ending March 31, 2020, and thereafter, within 45 days after the end of each quarter ending June 30 and December 31 of each year, a statement specifying, as to each Series A Preferred Member, such Series A Preferred Member’s number of Series A Preferred Units and the Base Return as to such Series A Preferred Units as of the last day of such quarter; and

(f)solely to TES Member, such other information regarding the Company and its Subsidiaries reasonably requested by TES Member.

Section 7.3Confidentiality

.

(a)Each Member, on behalf of itself, its Affiliates and its advisors and designees, agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Members, and all other non-public information received from or otherwise relating to the Company, its Subsidiaries and their respective businesses will be confidential, and will not be disclosed or otherwise released to any other Person (other than another Party), without the approval of the Board, unless such disclosure or release is otherwise permitted pursuant to the terms of a separate agreement between the Company (or one of its Subsidiaries), on the one hand, and such Member, on the other.  The obligations of the Members hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable Law; provided, that prior to disclosing such confidential information, to the extent practicable a Member must notify the Company thereof, which notice will include the basis upon which such Member believes the information is required to be disclosed.  Each Member agrees that it will not use any of such confidential information for any purpose other than in connection with its investment in the Company, including a potential sale or acquisition of its Units.

(b)Notwithstanding anything in Section 7.3(a) to the contrary, any of the Series A Preferred Members may disclose confidential information regarding the nature and performance of its investment in the Company, including any reports furnished by the Company to the Series A Preferred Members in accordance with Article VII, (i) to investors or potential investors (whether such investors or potential investors, as applicable, are or would be direct or indirect investors) in such Series A Preferred Member, (ii) to such Series A Preferred Member’s Affiliates (other than any portfolio company Controlled by (A) such Series A Preferred Member or (B) any of such Series A Preferred Member’s Affiliates that Controls such Series A Preferred Member) and/or (iii) to transferees or potential transferees of Series A Preferred Units; provided, that such investors or potential investors, Affiliates or transferees or potential transferees are obligated (whether based on such Series A Preferred Member’s governing documents, policies, procedures or otherwise or a written agreement between such Person and a Series A Preferred Member) to provide a substantially similar degree of protection of such confidential information as in Section 7.3(a).

Article VIII
TAXES

Section 8.1Tax Returns

.  The Board will cause to be prepared, signed and filed all necessary federal, state and local income tax returns for the Company and the Board will select a nationally recognized accounting firm to prepare the Company’s federal and state income tax returns.  Unless modified by the Board due to a change of applicable Law or otherwise, any Officer duly appointed by the Board is authorized to sign any tax return for the Company.  Each Member will furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.  The Company shall furnish to each Member an estimated IRS Form K-1 with respect to such Member no later than February 28 following each Tax Year. The Company will furnish to each Member copies of all returns that are actually filed, promptly after their filing.  The Company shall provide all assistance and information reasonably requested by a Member to support the preparation and filing of tax estimates and tax returns by the Member and the Member’s direct and indirect equity holders.

Section 8.2Tax Elections

.

(a)Elections by the Company.  The Company will make the following elections in the appropriate manner:

(i)to adopt the Tax Year of the Company set forth in Section 2.6;

(ii)to adopt the accrual method of accounting;

(iii)to elect to amortize the start-up expenses of the Company under Code Section 195 ratably over a period of 180 months as permitted by Code Section 195(b);

(iv)to elect to amortize the organization expenses of the Company under Code Section 709 ratably as permitted by Code Section 709(b); and

(v)subject to Section 8.2(b), any other election the Board may deem appropriate and in the best interests of the Members.

(b)Characterization by the Company.  It is the intent of the Members that the Company be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable Law, for state and local franchise and income tax purposes.  Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state or local Law or to be treated as a corporation, and no provision of this Agreement will be construed to sanction or approve such an election.

(c)Section 754 Election.  At the request of any Holder of Series A Preferred Units, the Board shall cause the Company to elect, under Code Section 754, to adjust the basis of the Company’s assets as provided in Code Sections 734 and 743.

Section 8.3Company Representative

.  The Board may appoint and replace a Company Representative and authorize the Company Representative to take any and all actions determined by the Board and permissible under the Partnership Tax Audit Rules.  The Company authorizes the Company Representative to appoint a designated individual to act on behalf of the Company Representative.  The Company Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are approved by the Board and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including a “push-out” election under Section 6226 of the Internal Revenue Code or any analogous election under state or local tax Law).  The Company Representative shall act in good faith to keep the Members informed as to the status of any audit of the Company’s tax affairs.  Each Member shall cooperate with the Company Representative and to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings.  No Member shall have any claim against the Company Representative, the Board or the Company for any actions taken (or any failures to take action) by such persons in good faith.  Any reasonable, documented cost or expense incurred by the Company Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.  Without first obtaining the written consent of a majority of the Board, the Company Representative shall not extend the statute of limitations, file a request for administrative adjustment, or file suit concerning any tax refund or deficiency relating to any Company administrative adjustment relating to any Company item of income, gain, loss, deduction or credit.  The Company Representative shall not agree to a settlement relating to taxes without obtaining the written concurrence of each Holder of Series A Preferred Units who would be (or whose partners for U.S. federal income tax purposes would be) adversely economically affected by agreement to such settlement.

Article IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 9.1Maintenance of Books and Records

.  The books of account for the Company and other records of the Company will be located at the principal office of the Company or such other place as the Board may deem appropriate, and will be maintained on an accrual basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members will be maintained in accordance with the definition of “Capital Account” in this Agreement.  For financial reporting purposes, the books and records of the Company will be kept on the accrual method of accounting and in accordance with GAAP, in each case, applied in a consistent manner and such books and records will reflect all Company transactions.

Section 9.2Reports

.  The Company will cause to be prepared or delivered such reports as the Board may require.  The Company will bear the costs of such reports.

Section 9.3Bank Accounts

.  The Board will cause the Company to establish and maintain one or more separate bank or investment accounts for Company funds in the Company name with such financial institutions and firms as the Board may select and with such signatories thereon as the Board may designate.  Company funds shall only be held in such separate accounts and may not be comingled with funds belong to other Persons.

Article X
DISSOLUTION, LIQUIDATION, TERMINATION AND CONVERSION

Section 10.1Dissolution

.  The Company will dissolve and its affairs will be wound up upon the first to occur of either of the following (each, a “Dissolution Event”):

(a)subject to Section 6.2(n) and Section 6.8(b)(xxiv), an election to dissolve the Company by the Board; or

(b)the occurrence of any other event causing dissolution of the Company under the Act; provided, however, that, upon dissolution in accordance with clause (b) of this Section 10.1, any or all of the remaining Members may elect to continue the Business of the Company within 90 days of the occurrence of the event causing such dissolution.  The death, resignation, withdrawal, bankruptcy, insolvency or expulsion of any Member will not dissolve the Company.

Section 10.2Liquidation and Termination

.

(a)Upon the occurrence of a Dissolution Event, the Company’s business will be liquidated in an orderly manner.  The Board shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement.  In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Act and in any reasonable manner that the liquidating trustee determines to be in the best interest of the Members.

(b)The proceeds of the liquidation of the Company will be distributed in the following order and priority:

(i)First, to the creditors (including any Members or their respective Affiliates that are creditors, including as a result of the TES Member’s exercise of its rights under Section 4.8(a), in respect of which it should be a creditor of the Company) of the Company in satisfaction of all of the Company’s indebtedness (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor);

(ii)Second, 100% to the Holders of Series A Preferred Units until an amount of cash has been distributed in respect of each Series A Preferred Unit equal to the Base Return; provided that if the proceeds of liquidation of the Company are insufficient to pay in full all such amounts to the Holders of Series A Preferred Units, then all such proceeds of liquidation that are actually available shall be distributed to the Holders of Series A Preferred Units, equally and ratably, in proportion to the full distributable amounts which such Holders are entitled upon such liquidation; and

(iii)Third, the remainder, if any, 100% to the Common Unit Members, as promptly as practicable.

(c)Notwithstanding anything to the contrary in this Agreement (and without limiting the rights set forth in Section 6.8), in any transaction which would result in a Change of Control or a deemed liquidation of the Company, the consideration received by the Company or its equityholders shall be allocated and distributed or paid, (i) first, 100% to the Holders of Series A Preferred Units until an amount of cash has been distributed in respect of each Series A Preferred Unit equal to the Base Return; provided that if the consideration received is insufficient to pay in full all such amounts to the Holders of Series A Preferred Units, then all such consideration actually available shall be distributed to the Holders of Series A Preferred Units, equally and ratably, in proportion to the full distributable amounts which such Holders are entitled, before any amounts are allocated, distributed or paid to any other Member and (ii) thereafter, 100% to the Common Unit Members.

(d)In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of Property in-kind, subject to the priority set forth in Section 10.2, the liquidating trustee will have the right to compel each Member (other than any Series A Preferred Member) to accept a distribution of any Property in-kind, with such distribution being based upon the amount of cash that would be distributed to such Members if such Property were sold for an amount of cash equal to the Fair Market Value of such Property, as determined by the liquidating trustee in good faith.

Section 10.3Cancellation of Filing

.  On completion of the distribution of Company assets as provided in this Agreement, the Company will be terminated, and the Board (or such other Person or Persons as may be required) will cause the cancellation of any other filings previously made on behalf of the Company and will take such other actions as may be necessary to terminate the Company.

Section 10.4Survival

.  Termination, dissolution, liquidation or winding up of the Company for any reason will not release any Party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other Party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

Article XI
GENERAL PROVISIONS

Section 11.1Offset

.  Whenever the Company is to pay any sum to any Member, any amounts such Member owes the Company or its Affiliates may be deducted from that sum before payment.

Section 11.2Notices

.  All notices, requests or consents provided for or permitted to be given under this Agreement will be in writing (except as otherwise provided in Section 11.15) and will be given (a) by depositing such writing in the United States mail, addressed to the recipient, postage paid and certified with return receipt requested, (b) by depositing such writing with a reputable overnight courier for next day delivery, (c) by delivering such writing to the recipient in person, by courier or (d) e-mail transmission (with request for confirmation of receipt from the recipient); provided, however, that any notice to be delivered to any of the Series A Preferred Members (or Holders of Series A Preferred Units) under this Agreement that is given by email transmission shall also substantially concurrently be given by the means described in the foregoing clauses (a), (b) or (c).  A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive notices, requests and consents to be sent to a Member will be sent to or made at the addresses given for that Member on the list attached hereto as Exhibit A or such other address as that Member may specify by notice to the other Members.  Any notice, request or consent to the Company also will be given by the Company to the Board.  The use of an electronic signature to conduct a transaction, indicate the execution of an agreement or provide notice or other form of communication is expressly authorized.

Section 11.3Entire Agreement; Supersedure

.  This Agreement, together with its Exhibits and the Other Transaction Documents, constitutes the entire agreement of the Members relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement; provided, however, that (a) the Officers and former Officers (but only with respect to the time during which they served as Officers) are intended to be third party beneficiaries of Section 6.4 and Section 6.5, with rights to enforce such provisions as though a Party; (b) Nonparty Affiliates are intended to be third party beneficiaries with rights to enforce the provisions of Section 6.7 of this Agreement as though a Party; and (c) Covered Persons are intended to be third party beneficiaries with rights to enforce the provisions of Section 6.6 of this Agreement as though a Party.

Section 11.4Effect of Waiver or Consent

.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to determine any Person to be in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.

Section 11.5Amendment or Modification

.  Subject to the Company’s receipt of all Preferred Approvals as required under Section 6.8 or other sections where expressly set forth elsewhere in this Agreement, this Agreement may be amended or modified from time to time by a written instrument that is adopted by the Board; provided, however, in no event shall this Agreement be amended, supplemented, or otherwise modified, by merger, consolidation, conversion or other transactions or otherwise, (a) to require any Member to make a Capital Contribution to the Company without that Member’s prior written consent, (b) in a manner that would adversely affect a Nonparty Affiliate’s rights or protections under Section 6.7; (c) in a manner that would adversely affect a Covered Person’s rights or protections under Section 6.7.  Notwithstanding anything in this Agreement to the contrary, no Member approval is required for any amendment made by the Board (x) to Exhibit A in accordance with Section 3.1 or (y) if an action, event or transaction that is subject to Preferred Approval under Section 6.8 or where expressly set forth elsewhere in this Agreement and which does receive Preferred Approval, in connection with effecting such action, event or transaction, as long as the amendment, supplement or modification itself is reviewed by the Series A Preferred Members and receives Preferred Approval.  Notwithstanding anything to the contrary in this Section 11.5, nothing in this Section 11.5 shall limit the requirements of Section 6.8.

Section 11.6Survivability of Terms

.  The terms and provisions of the obligations or agreements of the Members under Section 3.4, Section 6.4, Section 6.5, Section 6.6, Section 6.7, Section 7.3, Section 11.3 and Article IX in this Agreement shall survive any termination of this Agreement and will be construed as agreements independent of any other provisions of this Agreement.

Section 11.7Binding Effect

.  Subject to the restrictions on Transfer set forth in this Agreement, this Agreement will be binding on and inure to the benefit of the Members and their respective heirs, legal representatives, trustees, successors, and assigns.

Section 11.8Governing Law; Severability

.  This Agreement is governed by and will be construed in accordance with the Laws of the State of Delaware, excluding any conflict-of-laws rule or principle (whether under the Laws of Delaware or any other jurisdiction) that might refer the governance or the construction of this Agreement to the Law of another jurisdiction.  If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected thereby, and such provision will be enforced to the greatest extent permitted by Law.

Section 11.9Consent to Jurisdiction; Waiver of Jury Trial

.

(a)EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH PARTY AGREES THAT LIABILITY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE DETERMINED SOLELY BY A FINAL AND NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND NON-APPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9(b).

Section 11.10Specific Performance

.  The parties to this Agreement acknowledge that money damages may not be an adequate remedy for breaches or violations of this Agreement and that any Party, in addition to any other rights and remedies which the parties to this Agreement may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction in accordance with Section 11.9 for specific performance or injunction or such other equitable relief as such court may deem just and proper in order to enforce this Agreement in the event of any breach of the provisions of this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each Party hereby waives (a) any objection to the imposition of such relief and (b) any requirement for the posting of any bond or similar collateral in connection therewith.

Section 11.11Further Assurances

.  In connection with this Agreement and the transactions contemplated hereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

Section 11.12Waiver of Certain Rights

.  To the maximum extent permitted by applicable Law, each Member irrevocably waives any right it might have to maintain any action for dissolution of the Company, or to maintain any action for partition of the property of the Company.

Section 11.13Title to Company Property

.  All assets shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

Section 11.14Counterparts

.  This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts will be construed together and constitute the same instrument.

Section 11.15Electronic Transmissions

.  Each of the parties to this Agreement agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any Party, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form.  Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.  For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 11.16Legal Counsel

.

(a)The Members acknowledge and agree that Kirkland & Ellis LLP (“Kirkland”) (i) has represented TES Member and certain of its Affiliates in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement (including the Preferred Purchase Agreement), (ii) has not represented the Company or any Member other than TES Member and (iii) in no event shall an attorney-client relationship be deemed to exist between Kirkland, on the one hand, and the Members (other than TES Member) or any of its respective Affiliates, or the Company, on the other hand, in respect of Kirkland’s representation as described in clauses (i) and (ii) above.

(b)The Members acknowledge and agree that Baker Botts L.L.P. (“Baker Botts”) (i) has represented Summit Member and certain of its Affiliates in connection with the negotiation, execution and delivery of this Agreement and all other agreements contemplated by this Agreement (including the Preferred Purchase Agreement), (ii) has not represented any Member other than Summit Member and (iii) in no event shall an attorney-client relationship be deemed to exist between Baker Botts, on the one hand, and the Members (other than Summit Member) or any of their respective Affiliates, on the other hand, in respect of Baker Botts’ representation as described in clauses (i) and (ii) above.

Section 11.17Special Purpose Entity

.

(a)Notwithstanding anything in this Agreement to the contrary, for so long as any Units remain outstanding, the Company shall not (and Summit Parent shall cause the Company not to):

(i)fail to observe all corporate formalities and other formalities required by this Agreement or its other organizational documents or the Laws of the State of Delaware, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Act;

(ii)commingle its funds or assets with the funds or assets of any other Person; provided, however, that distributions made by the Company not in violation of this Agreement shall not be considered assets of the Company for purposes of this clause (ii);

(iii)fail to maintain all of its books, records, financial statements and bank accounts separate from those of any other Person (including any Affiliates);

(iv)maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(v)hold itself out to be responsible for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(vi)fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;

(vii)fail to allocate shared expenses (including shared office space) or fail to use separate stationery, invoices and checks;

(viii)fail to pay its own liabilities from its own funds;

(ix)guarantee, or otherwise become a restricted subsidiary pursuant to any agreement governing, any indebtedness of Summit Member, the Series A Preferred Members or any of their respective Affiliates;

(x)fail to be adequately capitalized to engage in its business separate and apart from Summit Member, the Series A Preferred Members or each of their respective Affiliates and to remain solvent; provided, that the foregoing shall not be construed as imposing an obligation on any Member to contribute or loan additional capital, property or services to the Company; or

(xi)fail to ensure that all material transactions between the Company, on the one hand, and Summit Member, the Series A Preferred Members or their respective Affiliates, on the other hand, whether currently existing or hereafter entered into, will be only on an arm’s length basis.

(b)The Company’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that the Company’s assets may be consolidated for financial reporting purposes with Summit Parent and its Subsidiaries; provided, further that (i) appropriate notation shall be made on such consolidated financial statements or notes thereto in accordance with GAAP to indicate the separateness of the Company and such Affiliates and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on the Company’s own separate balance sheet.  Such consolidation shall not affect the status of the Company as a separate legal entity with its separate assets and separate liabilities.  The Company has maintained and will maintain its books, records, resolutions and agreements as official records.  Failure by the Board or the Company to comply with any of the obligations set forth in this Section 11.17 shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities.

(c)Summit Parent and each of the Members acknowledge and agree that the Company is a special purpose, non-guarantor, unrestricted, indirect Subsidiary of Summit Parent and shall be bankruptcy remote from Summit Parent and each of Summit Parent’s Subsidiaries other than the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement effective as of the Effective Date.

SUMMIT MEMBER:

SUMMIT MIDSTREAM PERMIAN II, LLC

By:	/s/ Marc Stratton
Name:	Marc Stratton
Title:	Executive Vice President and Chief Financial Officer

Signature Page to

Amended and Restated

Limited Liability Company Agreement of Summit Permian Transmission Holdco, LLC

SERIES A PREFERRED MEMBERS:

TPG ENERGY SOLUTIONS ANTHEM, L.P.

By:	/s/ Adam Fliss
Name:	Adam Fliss
Title:	Vice President

Solely for purposes of Sections 3.6(a) 4.9 and 11.17:

SUMMIT PARENT:

SUMMIT MIDSTREAM PARTNERS, LP

By: SUMMIT MIDSTREAM GP, LLC, its general partner

By:	/s/ Marc Stratton
Name:	Marc Stratton
Title:	Executive Vice President and Chief Financial Officer